UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(A)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement ☑ Definitive Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
CHECKFREE CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

common stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

88,042,324 shares of common stock; 2,698,098 options to purchase shares of common stock; restricted stock awards with respect to 798,995 shares of common stock; warrants with respect to 3,500,000 shares of common stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 88,042,324 shares of common stock multiplied by $48.00 per share; (B) options to purchase 2,698,098 shares of common stock with exercise prices less than $48.00 multiplied by $19.39 (which is the difference between $48.00 and the weighted average exercise price of $28.61 per share); (C) restricted stock awards with respect to 1,118,235 shares of common stock multiplied by $48.00 per share; and (D) warrants with respect to 3,500,000 shares of common stock multiplied by the difference between $48.00 and the strike price of such warrants. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00003070 by the sum calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $4,395,362,952

(5)	Total fee paid: $134,937.64

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CHECKFREE CORPORATION
4411 East Jones Bridge Road •  Norcross, Georgia 30092
Telephone (678) 375-3000
www.checkfree.com

Dear Fellow Stockholder:	September 19, 2007

You are cordially invited to attend a special meeting of CheckFree Corporation stockholders to be held on October 23, 2007, starting at 9:00 a.m., local time, at our headquarters, 4411 East Jones Bridge Road, Norcross, Georgia.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt a merger agreement under which CheckFree would be acquired by Fiserv, Inc. We entered into this merger agreement on August 2, 2007. If the merger is completed, you, as a holder of CheckFree common stock, will be entitled to receive $48.00 in cash, without interest, for each share of CheckFree common stock owned by you at completion of the merger, as more fully described in the enclosed proxy statement.

Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Your vote is very important, regardless of the number of shares of common stock you own. We cannot complete the merger unless the merger agreement is approved by the affirmative vote of the holders of outstanding shares of our common stock representing at least a majority of shares entitled to vote at the special meeting. Therefore, the failure of any stockholder to vote will have the same effect as a vote by that stockholder against the adoption of the merger agreement. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or submit your proxy by telephone or the Internet. If you have Internet access, we encourage you to record your vote via the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to this document. We encourage you to read this document and the merger agreement carefully and in their entirety. You may also obtain more information about CheckFree from documents we have filed with the Securities and Exchange Commission.

Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

Peter J. Kight
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated September 19, 2007, and is first being mailed to stockholders on or about September 20, 2007.

CHECKFREE CORPORATION
4411 East Jones Bridge Road • Norcross, Georgia 30092

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on October 23, 2007

To the Stockholders of CheckFree Corporation:

A special meeting of stockholders of CheckFree Corporation, a Delaware corporation, will be held on October 23, 2007, starting at 9:00 a.m., local time, at our headquarters, 4411 East Jones Bridge Road, Norcross, Georgia, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 2, 2007, among Fiserv, Inc., a Wisconsin corporation, Braves Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Fiserv, and CheckFree Corporation, a Delaware corporation, as it may be amended from time to time, pursuant to which Braves Acquisition Corp. will merge with and into CheckFree.

2. To consider and vote on a proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to approve the merger agreement.

3. To consider and vote on such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Our board of directors has specified September 19, 2007, as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the special meeting. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof.

Under Delaware law, CheckFree stockholders who do not vote in favor of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and comply with the other Delaware law procedures explained in the accompanying proxy statement.

Regardless of whether you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares will be represented at the special meeting. If you have Internet access, we encourage you to record your vote via the Internet. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet and you fail to attend the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the meeting. If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the special meeting. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention is greatly appreciated.

THE CHECKFREE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

By Order of the Board of Directors,

Curtis A. Loveland
Secretary

Norcross, Georgia
September 19, 2007

ADDITIONAL INFORMATION

This document incorporates important business and financial information about CheckFree from documents that are not included in or delivered with this document. See “Where You Can Find More Information” on page 46. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from CheckFree Corporation, Investor Relations, 4411 East Jones Bridge Road, Norcross, Georgia 30092, Telephone (678) 375-3000. You will not be charged for any of these documents that you request. If you wish to request documents, you should do so by October 16, 2007 in order to receive them before the special meeting.

For additional questions about the merger, assistance in submitting proxies or voting shares of our common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
1-800-859-8509 (toll-free)
1-212-269-5550 (call collect)

i

Annex A	Agreement and Plan of Merger, as amended
Annex B	Opinion of Goldman, Sachs & Co.
Annex C	Delaware General Corporation Law Section 262

ii

SUMMARY

The following summary highlights information in this proxy statement and may not contain all the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. We sometimes make reference to CheckFree Corporation and its subsidiaries in this proxy statement by using the terms “CheckFree,” the “Company,” “we,” “our” or “us.”

The Merger (Page 12)

The Agreement and Plan of Merger, dated as of August 2, 2007, which we refer to as the merger agreement, among Fiserv, Braves Acquisition Corp. and CheckFree, provides that Braves Acquisition Corp., an indirect wholly owned subsidiary of Fiserv, will merge with and into CheckFree. As a result of the merger, CheckFree will become an indirect wholly owned subsidiary of Fiserv. Upon completion of the proposed merger, shares of CheckFree’s common stock will no longer be listed on any stock exchange or quotation system. If the merger is completed, each outstanding share of CheckFree common stock will be converted into the right to receive $48.00 in cash, without interest. We refer to this amount in this proxy statement as the merger consideration.

The Special Meeting (Page 8)

Date, Time and Place.  The special meeting will be held on October 23, 2007, starting at 9:00 a.m., local time, at our headquarters, 4411 East Jones Bridge Road, Norcross, Georgia.

Purpose.  You will be asked to consider and vote upon (1) the adoption of the merger agreement, (2) the adjournment or postponement of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement and (3) such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date and Quorum.  You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on September 19, 2007, the record date for the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of September 19, 2007, there were 88,399,381 shares of our common stock issued and outstanding and entitled to vote. A majority of our common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. In the event that a quorum is not present at the special meeting, the meeting may be adjourned or postponed to solicit additional proxies.

Vote Required.  The adoption of the merger agreement requires the affirmative vote of the holders of outstanding shares of our common stock representing at least a majority of the shares entitled to vote at the special meeting.

Approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

Voting and Proxies.  Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, via the Internet, by returning the enclosed proxy card by mail, or by voting in person at the special meeting. If you intend to submit your proxy by telephone or the Internet you must do so no later than 12:00 p.m. (Noon CT) on October 22, 2007. If your shares of our common stock are held in “street name” by your broker, you should instruct your broker on how to vote such shares of common stock using the instructions provided by your broker. If you do not provide your broker with instructions, your shares of our common stock will not be voted, which will have the same effect as a vote “AGAINST” the adoption of the merger agreement. The persons named in the accompanying proxy will also have discretionary authority to vote on any adjournments or postponements of the special meeting. Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares of common stock in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card or by using the telephone number printed on your proxy card or by using the Internet voting instructions printed on your proxy card.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment proposal, if applicable.

Revocability of Proxy.  Any stockholder of record who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted at the special meeting by attending the special meeting and voting in person. Your attendance at the special meeting will not, by itself, revoke your proxy. To revoke your proxy, you must vote in person at the special meeting. If you hold your shares in your name as a stockholder of record, you may also revoke the proxy by notifying our proxy solicitor, D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005. The proxy may also be revoked by submitting a later-dated proxy card, or, if you voted by telephone or the Internet, by voting a second time by telephone or Internet. In the event you have instructed a broker, bank or other nominee to vote your shares of our common stock, you have to follow the directions received from your broker, bank or other nominee and change those instructions in order to revoke your proxy.

The Companies (Page 11)

CheckFree Corporation.  Founded in 1981, CheckFree provides financial electronic commerce services and products to organizations around the world. CheckFree Electronic Commerce solutions enable financial services providers to offer the convenience of online banking, and along with billers, to offer the convenience of receiving and paying household bills online, via phone or in person through retail outlets. CheckFree Investment Services provides a broad range of investment management solutions and outsourced services to hundreds of financial services organizations, which manage about $1.8 trillion in assets. CheckFree Software develops, markets and supports software applications that are used by financial institutions to process more than two-thirds of the nearly 14 billion Automated Clearing House transactions in the United States. The division also provides financial institutions and other organizations with payment processing and consulting, reconciliation and exception management, fraud and risk management, cash and logistics management, and compliance software and services.

Fiserv.  Fiserv, a Fortune 500 company, provides information management systems and services to the financial and insurance industries. Leading services include transaction processing, outsourcing, business process outsourcing (BPO), software and systems solutions. The company serves more than 18,000 clients worldwide and is the leading provider of core processing solutions for U.S. banks, credit unions and thrifts. Fiserv was ranked the largest provider of information technology services to the financial services industry worldwide in the 2004, 2005 and 2006 FinTech 100 surveys. Headquartered in Brookfield, Wis., Fiserv reported more than $4.4 billion in total revenue for 2006.

Braves Acquisition Corp.  Braves Acquisition Corp. is a Delaware corporation and an indirect wholly owned subsidiary of Fiserv. Braves Acquisition Corp. was formed solely for the purpose of facilitating Fiserv’s acquisition of CheckFree. Braves Acquisition Corp. has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, Braves Acquisition Corp. will merge with and into CheckFree and will cease to exist.

Recommendation of Our Board of Directors (Page 13)

Our board of directors unanimously approved and declared advisable the merger agreement, the merger and the transactions contemplated by the merger agreement, and determined that the transactions contemplated by the merger agreement are advisable and in the best interests of CheckFree and its stockholders. The board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of CheckFree’s Financial Advisor (Page 15)

Goldman, Sachs & Co., which is referred to as Goldman Sachs, has rendered its opinion to our board of directors that, as of August 2, 2007, and based upon and subject to the factors and assumptions set forth therein, the $48.00 in cash per share of our common stock to be received by the holders of the outstanding shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated August 2, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex B. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of our common stock should vote with respect to the transaction or any other matter. Pursuant to an engagement letter between us and Goldman Sachs, we have agreed to pay Goldman Sachs a transaction fee equal to 0.60% of the aggregate consideration paid in the transaction, or approximately $27 million, a principal portion of which is contingent upon the consummation of the transaction.

Treatment of Options and Other Awards (Page 27)

Stock Options.  Options to acquire shares of our common stock (unless otherwise agreed by the holder and Fiserv and other than those unvested options held by certain members of management, as described under “The Merger — Interests of CheckFree’s Directors and Executive Officers in the Merger”) will vest as of the effective time of the merger and holders of such options will be entitled to receive an amount in cash, without interest and less any required withholding, equal to the excess, if any, of the merger consideration over the exercise price per share of common stock subject to the option for each share subject to the option.

Restricted Shares.  All shares of our restricted stock (unless otherwise agreed by the holder and Fiserv and other than those unvested restricted shares held by certain members of management, as described under “The Merger — Interests of CheckFree’s Directors and Executive Officers in the Merger”) will vest and will be converted into the right to receive the merger consideration, less any required withholding taxes.

Deferred Compensation Plans.  Immediately prior to the effective time, all amounts held in participant accounts and denominated in our common stock, either under our nonqualified deferred compensation plan or pursuant to individual deferred compensation agreements, will vest in full and be converted into the right to receive the merger consideration, based on the number of shares of our common stock deemed held in such participant accounts.

Associate Stock Purchase Plan.  No later than seven days prior to the effective time, the then-current offering period under our Associate Stock Purchase Plan will terminate and each participant will be entitled to apply his or her payroll deductions accumulated as of the termination date for the then-current offering period to the purchase of whole shares of our common stock in accordance with the terms of the Associate Stock Purchase Plan, and at the effective time those shares shall be canceled and converted into the right to receive the merger consideration.

Material U.S. Federal Income Tax Consequences (Page 24)

The exchange of shares of our common stock for cash pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. Stockholders who exchange their shares of our common stock for cash in the merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received in the merger and their adjusted tax basis in their shares of our stock. You should consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Interests of CheckFree’s Directors and Executive Officers in the Merger (Page 22)

Peter J. Kight, Stephen E. Olsen, David E. Mangum, Alex P. Hart, Michael P. Gianoni, Mark A. Johnson, Leigh Asher and Laura E. Binion (each an executive officer) have interests in the merger that may be in addition to, or different from, the interests of our stockholders generally. Each of Messrs. Kight, Olsen, Mangum, Hart, Gianoni and Johnson and Mses. Asher and Binion has a retention agreement with CheckFree that provides severance benefits if the executive officer’s employment is terminated during the 18-month period following a change in control by CheckFree without “cause” or by the executive for “good reason.” In addition, pursuant to the terms of the retention agreements, certain stock options and restricted shares granted to the executive officers prior to the date on which the merger agreement was entered into will become fully vested and free of restrictions in connection with the completion of the merger. The CheckFree board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

Common Stock Ownership of Directors and Executive Officers (Page 43)

As of September 10, 2007, the directors and executive officers of CheckFree beneficially owned in the aggregate approximately 6,041,670 of the shares of our common stock entitled to vote at the special meeting. We currently expect that each of these individuals will vote all of his or her shares of common stock in favor of each of the proposals.

Dissenters’ Rights (Page 40)

Under Delaware law, CheckFree stockholders who do not vote in favor of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and comply with the other Delaware law procedures explained in this proxy statement.

Conditions to the Merger (Page 36)

Conditions to Each Party’s Obligations.  Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following mutual conditions:

•	adoption of the merger agreement by CheckFree’s stockholders;

•	no governmental entity of competent jurisdiction shall have enacted, entered, promulgated or enforced any law, rule, regulation, restraining order, preliminary or permanent injunction or similar order or legal restraint or prohibition which remains in effect that enjoins or otherwise prohibits consummation of the merger; and

•	the expiration or earlier termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to as the HSR Act, and receipt of certain other regulatory approvals.

Conditions to CheckFree’s Obligations.  Our obligation to complete the merger is subject to the satisfaction or waiver of further conditions, including:

•	Fiserv’s and Braves Acquisition Corp.’s representations and warranties must be true and correct, as of August 2, 2007 and as of the closing date of the merger, except to the extent the failure of such representations and warranties to be true and correct would not (and would not reasonably be expected to) prevent or materially delay or materially impair the ability of Fiserv and Braves Acquisition Corp. to consummate the merger on a timely basis; and

•	Fiserv must have performed, in all material respects, its obligations and complied with its covenants in the merger agreement.

Conditions to Fiserv’s and Braves Acquisition Corp.’s Obligations.  The obligation of Fiserv and Braves Acquisition Corp. to complete the merger is subject to the satisfaction or waiver of further conditions, including:

•	our representations and warranties must be true and correct without regard to the materiality thresholds specified in the merger agreement, as of August 2, 2007 and as of the closing date of the merger, except to the extent the failure of such representations and warranties to be true and correct would not constitute a material adverse effect on us (other than the representation and warranty regarding our capitalization which must be true and correct except to a de minimis extent);

•	we must have performed, in all material respects, our obligations and complied with our covenants in the merger agreement; and

•	no regulatory approval required under the merger agreement contains an adverse term, condition, limitation or effect that would be material to Fiserv or CheckFree, measured on a scale relative to CheckFree and its subsidiaries considered as a whole.

Termination of the Merger Agreement (Page 37)

We and Fiserv may terminate the merger agreement by mutual written consent at any time before the completion of the merger (including after our stockholders have adopted the merger agreement). In addition, with certain exceptions, either Fiserv or CheckFree may terminate the merger agreement at any time before the completion of the merger:

•	if the merger has not been completed before March 1, 2008 (which we refer to as the “end date”); provided, that if, as of March 1, 2008, either (i) all of the conditions to the consummation of the merger shall have been satisfied, other than the expiration or termination of the applicable waiting period under the HSR Act and the receipt of certain other regulatory approvals, or (ii) (A) any court of competent jurisdiction or other governmental entity shall have entered an injunction, other legal restraint or order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such injunction, other legal restraint or order has not become final and non-appealable, or (B) any governmental entity that must grant a required regulatory approval has denied approval and such denial has not become final and non-appealable, then the “end date” shall be the earlier of the fifth business day after the remaining closing conditions are satisfied and August 1, 2008;

•	if any governmental entity of competent jurisdiction enters an injunction or other legal restraint or order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such injunction, other legal restraint or order is final and non-appealable;

•	if any governmental entity that must grant a required regulatory approval has denied approval of the merger and such denial has become final and non-appealable; or

•	if our stockholders fail to adopt the merger agreement.

CheckFree may also terminate the merger agreement:

•	if Fiserv or Braves Acquisition Corp. has breached or failed to perform any of its representations, warranties, covenants or other agreements in the merger agreement and such breach or failure would result in the failure of a closing condition and cannot be cured or, if curable, is not cured within 30 days following written notice to Fiserv.

Fiserv may also terminate the merger agreement:

•	if we have breached or failed to perform any of our representations, warranties, covenants or other agreements in the merger agreement and such breach or failure would result in the failure of a closing condition and cannot be cured or, if curable, is not cured within 30 days following written notice from Fiserv;

•	if our board of directors withdraws, modifies or qualifies in a manner that is adverse to Fiserv its recommendation of the merger (or publicly proposes to do so) or fails to recommend to our stockholders that they adopt the merger agreement; or

•	if our board of directors approves, endorses or recommends an alternative transaction (or publicly proposes to do so).

Termination Fees (Page 38)

If the merger agreement is terminated under certain specified circumstances principally relating to the existence of an alternative acquisition proposal, we would be obligated to pay a termination fee of $176 million to Fiserv.

Regulatory Approvals (Page 25)

Under the HSR Act, the merger could not be completed until notification and report forms have been filed with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the applicable waiting period has expired or been terminated. As of August 20, 2007, CheckFree and Fiserv have each filed its respective notification and report form under the HSR Act with the FTC and the Antitrust Division. On September 12, 2007, Fiserv, with the concurrence of CheckFree, voluntarily withdrew and, subsequently on September 13, 2007, re-filed its notification and report form under the HSR Act. The purpose of the withdrawal and re-filing was to provide federal antitrust authorities with additional time to review the proposed acquisition.

We also either have filed or intend to file promptly other regulatory filings, including certain state filings in connection with the licenses that our subsidiary CheckFreePay and certain of its subsidiaries hold as money transmitters.

Completion of the Merger (Page 27)

We currently anticipate that the merger will be completed by the end of 2007. However, we cannot predict the exact timing of the completion of the merger and whether the merger will be completed. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement, including receipt of certain regulatory approvals, must be satisfied or, to the extent legally permitted, waived.

Market Price of Common Stock (Page 42)

The closing sale price of our common stock on the Nasdaq Global Select Market on August 1, 2007, the last trading day prior to the announcement of the merger, was $36.83.

Fiserv has advised CheckFree that after expiration or termination of the Hart-Scott-Rodino waiting period, Fiserv will consider purchasing shares of CheckFree common stock from time to time in the open market or in privately negotiated transactions. Prior to making any such purchases, Fiserv and CheckFree would issue a press release to that effect.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary,” “The Special Meeting,” “The Merger,” “Opinion of CheckFree’s Financial Advisor,” “Regulatory Approvals,” and “Litigation Related to the Merger,” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “predict,” “potential,” “contemplates,” “expects,” “may,” “will,” “likely,” “could,” “should” or “would” or other similar words or phrases. These statements are subject to risks, uncertainties, and other factors, including, among others:

•	the effect of the announcement of the merger on CheckFree’s business relationships, operating results and business generally;

•	the retention of certain key employees at CheckFree;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that may be instituted against CheckFree or Fiserv and others related to the merger agreement;

•	stockholder approval or other conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule;

•	the amount of the costs, fees, expenses and charges related to the merger and the execution of certain financings that will be obtained to consummate the merger; and

•	CheckFree’s and Fiserv’s ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger.

In addition, we are subject to risks and uncertainties and other factors detailed in our annual report on Form 10-K for the fiscal year ended June 30, 2007, filed with the Securities and Exchange Commission, which we refer to herein as the SEC, on August 24, 2007, which should be read in conjunction with this proxy statement. See “Where You Can Find More Information” on page 46. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on October 23, 2007, starting at 9:00 a.m., local time, at our headquarters, 4411 East Jones Bridge Road, Norcross, Georgia, or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote on adoption of the merger agreement (and to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies). Our stockholders must adopt the merger agreement in order for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. You are urged to read the merger agreement in its entirety.

Record Date and Quorum

We have fixed the close of business on September 19, 2007, as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to vote at the special meeting. As of September 19, 2007, there were 88,399,381 shares of our common stock outstanding and entitled to vote. Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of our common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, the meeting may be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

You may vote FOR or AGAINST, or you may ABSTAIN from voting on, the proposal to adopt the merger agreement. Abstentions will not be counted as votes cast or shares voting on the proposal to approve the merger agreement, but will count for the purpose of determining whether a quorum is present.

Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of outstanding shares of our common stock representing at least a majority of the shares entitled to vote at the special meeting. Therefore, if you abstain, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

As of September 10, 2007, our directors and executive officers held and are entitled to vote, in the aggregate, approximately 6,041,670 shares of our common stock, representing approximately 6.8% of our outstanding common stock. We currently expect that each of our directors and executive officers will vote their shares of CheckFree common stock in favor of the proposals to be presented at the special meeting.

Proxies and Revocation

If you submit a proxy by telephone or the Internet or by returning a signed and dated proxy card by mail, your shares will be voted at the special meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting, or at any adjournment or postponement thereof, for a vote.

If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker. Brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Therefore, while “broker non-votes” will be counted for the purpose of determining a quorum, because completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of outstanding shares of our common stock representing at least a majority of the holders entitled to vote at the special meeting, any “broker non-votes” will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by notifying D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the Internet, by voting again by telephone or the Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. CheckFree’s amended and restated bylaws provide that any adjournment may be made without notice if the adjournment is to a date that is not greater than 30 days after the original date fixed for the special meeting and no new record date is fixed for the adjourned meeting. Any signed proxies received by CheckFree in which no voting instructions are provided on such matter will be voted “FOR” an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Whether or not a quorum exists, holders of a majority of our shares of common stock present in person or represented by proxy and entitled to vote at the special meeting may adjourn the special meeting. Because a majority of the votes represented at the meeting, whether or not a quorum exists, is required to approve the proposal to adjourn the meeting, abstentions and broker non-votes will have the same effect on such proposal as a vote “AGAINST” the proposal. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow CheckFree’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting for a fee of approximately $12,500, plus reimbursement of reasonable out-of-pocket expenses. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, D.F. King & Co., Inc. toll-free at 1-800-859-8509 or collect at 1-212-269-5550.

Availability of Documents

Documents incorporated by reference (excluding exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents) will be provided by first class mail without charge to each person to whom this proxy statement is delivered upon written or oral request of such person. In addition, our list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at least 10 days prior to the date of the special meeting and continuing through the special meeting for any purpose germane to the meeting; the list will also be available at the meeting for inspection by any stockholder present at the meeting.

THE COMPANIES

CheckFree

Founded in 1981, CheckFree provides financial electronic commerce services and products to organizations around the world. CheckFree Electronic Commerce solutions enable financial services providers to offer the convenience of online banking, and along with billers, to offer the convenience of receiving and paying household bills online, via phone or in person through retail outlets. CheckFree Investment Services provides a broad range of investment management solutions and outsourced services to hundreds of financial services organizations, which manage about $1.8 trillion in assets. CheckFree Software develops, markets and supports software applications that are used by financial institutions to process more than two-thirds of the nearly 14 billion Automated Clearing House transactions in the United States. The division also provides financial institutions and other organizations with payment processing and consulting, reconciliation and exception management, fraud and risk management, cash and logistics management, and compliance software and services.

CheckFree’s principal address is 4411 East Jones Bridge Road, Norcross, Georgia 30092, and its telephone number is (678) 375-3000. For more information about CheckFree, please visit our corporate website at www.checkfreecorp.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and is not incorporated herein by reference. See also “Where You Can Find More Information.” CheckFree’s common stock is publicly traded on the Nasdaq Global Select Market under the symbol “CKFR”.

Fiserv

Fiserv (NASDAQ: FISV), a Fortune 500 company, provides information management systems and services to the financial and insurance industries. Leading services include transaction processing, outsourcing, business process outsourcing (BPO), software and systems solutions. The company serves more than 18,000 clients worldwide and is the leading provider of core processing solutions for U.S. banks, credit unions and thrifts. Fiserv was ranked the largest provider of information technology services to the financial services industry worldwide in the 2004, 2005 and 2006 FinTech 100 surveys. Headquartered in Brookfield, Wis., Fiserv reported more than $4.4 billion in total revenue for 2006. Fiserv’s principal address is 255 Fiserv Drive, Brookfield, Wisconsin 53045, and its telephone number is (262) 879-5000.

Braves Acquisition Corp.

Braves Acquisition Corp. is a Delaware corporation and a wholly owned subsidiary of Fiserv. Braves Acquisition Corp. was formed solely for the purpose of facilitating Fiserv’s acquisition of CheckFree. Braves Acquisition Corp. has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, Braves Acquisition Corp. will merge with and into CheckFree and will cease to exist, with CheckFree continuing as an indirect wholly owned subsidiary of Fiserv. Braves Acquisition Corp.’s address is 255 Fiserv Drive, Brookfield, Wisconsin 53045, and its telephone number is (262) 879-5000.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

The management of CheckFree has from time to time discussed with the CheckFree board of directors various strategic options potentially available to CheckFree. These discussions have included internal initiatives and possible strategic transactions with other companies in the financial technology industry.

Representatives of CheckFree and Fiserv have in the past discussed the possibility of various strategic relationships, including conversations in early 2007 between Jeffery Yabuki, President and Chief Executive Officer of Fiserv, and Pete Kight, Chairman and Chief Executive Officer of CheckFree. These prior discussions did not continue past the preliminary stage and did not result in either party making a proposal for a strategic combination.

Throughout late 2006 and early 2007, the CheckFree board of directors, at regularly scheduled board meetings, reviewed with executive management the competitive landscape in the markets in which CheckFree operates and other strategic matters. In the course of these reviews, the board discussed various business initiatives potentially available to CheckFree, including a recapitalization, acquisition or a merger or sale of CheckFree. As a result of these strategic discussions, CheckFree entered into an agreement to acquire Carreker Corporation in late December 2006, entered into an agreement to acquire Corillian Corporation in February 2007 and entered into an agreement to acquire substantially all of the assets of Upstream Technologies LLC in May 2007. Also during this time the CheckFree board continued to review and consider other possible initiatives.

In May 2007, the board of directors of CheckFree met, together with CheckFree executive management and Goldman Sachs, which had been engaged by the CheckFree board as CheckFree’s financial advisor, to discuss current developments and trends in the financial technology industry, as well as potential business initiatives for CheckFree and the possibility of entering into a business combination transaction with another industry participant or a financial sponsor firm. Following extensive discussion, the CheckFree board directed management to consider initiating a process to contact potentially interested parties to determine their level of interest in acquiring CheckFree.

Following this meeting, during late May and early June 2007, CheckFree’s management met with its legal and financial advisors to develop a process for seeking potential indications of interest from both strategic partners and private equity sponsors. Thereafter, in early June 2007, representatives of Goldman Sachs, on behalf of CheckFree, contacted several strategic and financial parties, including Fiserv, and invited them to participate in a process of considering an acquisition of CheckFree.

During the next several weeks, representatives of CheckFree met with several potentially interested parties and engaged in preliminary discussions regarding a possible transaction. Also during this time, following the execution of confidentiality agreements, CheckFree permitted such interested parties to conduct due diligence on CheckFree with respect to a potential transaction. Throughout this time, CheckFree management and representatives regularly updated the CheckFree board regarding the status of discussions with potentially interested parties, including at a board meeting in mid-June 2007. At this meeting the CheckFree board reviewed with management and Goldman Sachs, among other things, a range of possible valuations for CheckFree common shares in a merger.

Throughout the month of July, CheckFree continued preliminary discussions with interested parties, including Fiserv. During such time, Fiserv continued to conduct extensive due diligence on CheckFree and its businesses. On July 24, 2007, Fiserv submitted an indication of interest to CheckFree. The CheckFree board of directors subsequently discussed this indication of interest, together with management and CheckFree legal and financial advisors, at a regularly scheduled meeting on July 26, 2007, and determined that it would not be interested in pursuing a transaction at the indicated level of Fiserv’s interest. At this meeting, the CheckFree board continued its discussions of CheckFree’s potentially available alternative strategic initiatives, including a possible leveraged recapitalization, increased stock repurchase activity, and continuing discussions with third parties, as well as continuing as an independent public company without undertaking any extraordinary transactions.

On the evening of July 26, 2007, representatives of Fiserv contacted representatives of CheckFree to deliver a firm proposal to acquire CheckFree at an increased price per CheckFree share. After consulting with the CheckFree board, Mr. Kight spoke with Mr. Yabuki and indicated that CheckFree’s board would potentially be interested in considering Fiserv’s proposal, but only at a higher price per CheckFree share. During the course of conversations, Mr. Yabuki communicated Fiserv’s willingness to increase its proposal to $48.00 in cash per CheckFree share, subject to completion of final due diligence, negotiation of a mutually satisfactory merger agreement and Fiserv and CheckFree board approval. CheckFree’s board of directors considered this modified indication of interest, which represented the highest value firm proposal to acquire CheckFree received from any interested party, at a meeting on July 30, 2007. At this meeting, Mr. Kight described for the board recent discussions with Fiserv, and the board of directors reviewed these developments and asked questions of management and CheckFree’s legal and financial advisors. Following these discussions, the board authorized Mr. Kight to continue negotiations with Fiserv in order to attempt to reach agreement on the details of the potential transaction.

Representatives of Fiserv and CheckFree met on July 30, 2007 to conduct additional due diligence. Also during this time, the parties and their respective outside counsel continued drafting and negotiating the terms of the merger agreement. Representatives of Fiserv also communicated to CheckFree that a condition of Fiserv entering into any potential transaction would be that certain senior executives of CheckFree enter into amendments to their retention agreements with CheckFree, and the companies’ respective representatives began discussing the form of those amendments.

On the evening of August 1, 2007, the board of directors of CheckFree met to discuss and analyze Fiserv’s offer as reflected in the proposed merger agreement. Mr. Kight reviewed for the CheckFree board of directors the background of discussions with Fiserv and the progress of negotiations. Representatives of Wachtell, Lipton, Rosen & Katz, legal advisor to CheckFree, discussed with the CheckFree board of directors the legal standards applicable to its decisions and actions with respect to its evaluation of the merger proposal and reviewed the terms of the merger agreement and the retention agreement amendments. Following discussions among, and questions by, members of the CheckFree board and others present, Goldman Sachs reviewed with the CheckFree board of directors its financial analysis of the merger consideration, as more fully described under “— Opinion of CheckFree’s Financial Advisor”, and rendered to the CheckFree board of directors its oral opinion, which was subsequently confirmed in writing, that, as of August 2, 2007 and based upon and subject to the factors and assumptions set forth in its written opinion, the merger consideration to be received by the holders of CheckFree common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Following these discussions and further review and discussion among the members of the CheckFree board of directors, the CheckFree board of directors voted unanimously to approve and adopt the merger agreement and to recommend that CheckFree stockholders adopt the merger agreement.

Following adjournment of the CheckFree board meeting, final details were resolved and the merger agreement was executed by Fiserv and CheckFree on the morning of August 2, 2007. The transaction was announced later that morning in a press release issued jointly by Fiserv and CheckFree.

Reasons for the Merger; Recommendation of CheckFree’s Board of Directors

In reaching its decision to adopt and approve the merger agreement and recommend the merger to its stockholders, the CheckFree board of directors consulted with CheckFree’s management, as well as its legal and financial advisors, and considered a number of factors, including:

•	its knowledge of CheckFree’s business, operations, financial condition, earnings and prospects, as well as the risks in achieving those prospects;

•	its knowledge of the current environment in the financial technology industry, including national and regional economic conditions, evolving trends in technology and increasing competition, current industry conditions and the likely effects of these factors on CheckFree’s potential growth, development, productivity and strategic options, and the historical market prices of CheckFree’s common stock;

•	its knowledge of Fiserv’s business, operations, management, reputation, financial condition and results of operations;

•	recent and historical market prices for CheckFree common stock, as compared to the financial terms of the merger, including the fact that the acquisition price represented an approximate 30% premium over the closing price of CheckFree shares on the Nasdaq on August 1, 2007, the last trading day before the date the transaction was publicly announced;

•	the fact that the merger consideration consists solely of cash, and is not subject to any financing conditions;

•	the fact that a vote of the stockholders on the merger is required under Delaware law, and that stockholders who do not vote in favor of the merger will have the right to dissent from the merger and to demand appraisal of the fair value of their shares under Delaware law;

•	the regulatory and other approvals required in connection with the merger and the likelihood such approvals would be received without unacceptable conditions;

•	management’s view that the complementary fit of the businesses of CheckFree and Fiserv will result in enhanced product offerings to customers;

•	the potential impact of the merger on CheckFree employees and employment opportunities at CheckFree, considering the complementary nature of the businesses of CheckFree and Fiserv;

•	the financial analyses presented by Goldman Sachs, including its opinion to the CheckFree board of directors, dated as of August 2, 2007 and based upon and subject to the factors and assumptions set forth in the opinion, as to the fairness from a financial point of view to the holders of Checkfree common stock of the merger consideration. See “— Opinion of CheckFree’s Financial Advisor”;

•	the structure of the merger and the terms of the merger agreement, including the merger agreement’s non-solicitation and stockholder approval covenants and provision for the payment of a termination fee of $176 million in certain events, which the CheckFree board of directors understood, while potentially having the effect of discouraging third parties from proposing a competing business transaction after the merger agreement was signed, were conditions to Fiserv’s willingness to enter into the merger agreement;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the fact that the all-cash price, while providing relative certainty of value, would not allow CheckFree’s stockholders to participate in potential further appreciation of Fiserv’s stock after the merger and would be taxable to our stockholders upon completion of the merger; and

•	the fact that some of CheckFree’s directors and executive officers have other interests in the merger that are in addition to their interests as CheckFree stockholders, including as a result of employment and compensation arrangements with CheckFree and the manner in which they would be affected by the merger. See “— Interests of CheckFree’s Directors and Executive Officers in the Merger.”

The foregoing discussion of the factors considered by the CheckFree board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the CheckFree board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the CheckFree board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The CheckFree board of directors considered all these factors as a whole, including discussions with, and questioning of, CheckFree management and CheckFree’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The CheckFree board of directors also relied on the experience of Goldman Sachs, its financial advisor, and the opinion of Goldman Sachs as to the fairness of the consideration in the merger to CheckFree’s stockholders, including the financial analyses delivered in connection with rendering the opinion.

For the reasons set forth above, the CheckFree board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of CheckFree and its stockholders, and unanimously approved and adopted the merger agreement. The CheckFree board of directors unanimously recommends that the CheckFree stockholders vote “FOR” the adoption of the merger agreement.

Fiserv’s Reasons for the Merger

Fiserv is committed to providing highly-valued technology solutions to the market to enable best-in-class results for its clients. CheckFree’s technology products and services will allow Fiserv to expand its offerings in areas such as electronic payments, financial institution software, investment services, and electronic commerce. The addition of CheckFree’s complementary products and client base will enhance Fiserv’s growth potential and lead to increased opportunities worldwide.

Opinion of CheckFree’s Financial Advisor

Goldman Sachs rendered its opinion to our board of directors that, as of August 2, 2007, and based upon and subject to the factors and assumptions set forth therein, the $48.00 in cash per share of our common stock to be received by the holders of the outstanding shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated August 2, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex B. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of our common stock should vote with respect to the transaction or any other matter.

In connection with rendering the opinion and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of CheckFree for the five fiscal years ended June 30, 2006;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of CheckFree;

•	certain other communications from us to our stockholders;

•	certain publicly available research analyst reports for us; and

•	certain internal financial analyses and forecasts for us prepared by our management (the “Forecasts”).

Goldman Sachs also held discussions with members of our senior management regarding their assessment of our past and current business operations, financial condition and future prospects, including their views on the risks and uncertainties associated with achieving the Forecasts. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of our common stock, compared certain financial and stock market information for us with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the processing industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Our management believes and advised Goldman Sachs that certain non-cash adjustments to revenues or expenses required by GAAP are not pertinent to day-to-day operational decision-making in our business, and, as such, in calculating underlying revenue, underlying income from operations, underlying net income and underlying earnings per share, these non-cash adjustments are excluded. Therefore, Goldman Sachs performed certain financial analyses using estimates prepared by our management based on underlying estimates, referred to as “underlying management estimates,” as well as GAAP estimates, referred to as “GAAP management estimates,” as noted, where applicable, in this summary of the material financial analyses. Examples of such non-cash adjustments may include, but are not limited to, deferred revenue adjustments related to acquisitions, the amortization of acquisition-related intangible assets, acquisition-related integration costs, the SFAS 123(R) impact of stock options issued prior to July 1, 2004, and the related combined tax benefits. Our management excludes these items in order to more clearly focus on the factors it believes are pertinent to the daily management of our operations, and our management uses underlying results to evaluate the impact of operational business decisions.

For purposes of rendering its opinion, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by it. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of us or any of our subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of us or any of our subsidiaries furnished to Goldman Sachs. Goldman Sachs’ opinion does not address any legal, regulatory, tax or accounting matters.

Goldman Sachs’ opinion does not address our underlying business decision to engage in the transaction, or the relative merits of the transaction as compared to any strategic alternatives that may be available to us. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, August 2, 2007, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after such date. Goldman Sachs’ opinion has been approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to our board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. As used in this summary of the material financial analyses, “EBITDA” means earnings before interest, taxes, depreciation and amortization, “EPS” means earnings per share, “LTM” means latest twelve months, “CY” means calendar year and “PEG” means price/earnings/growth. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of financial analyses performed by Goldman Sachs. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 2, 2007 and is not necessarily indicative of current or future market conditions.

Historical Stock Trading Analysis

Goldman Sachs reviewed the historical trading prices and volumes for our common stock for various trading periods ended July 31, 2007. In addition, Goldman Sachs analyzed the consideration to be received by holders of our common stock pursuant to the merger agreement in relation to the closing price of our common stock on July 31, 2007, the average closing prices of our common stock for the 30-day, 90-day and 180-day trading periods ended July 31, 2007 and the 52-week high closing price of our common stock.

This analysis indicated that the price per share to be paid to the holders of shares of our common stock pursuant to the merger agreement represented a premium of:

•	30.3% based on the closing stock price on July 31, 2007 of $36.84 per share;

•	21.0% based on the 30-day average closing price of $39.68 per share;

•	24.4% based on the 90-day average closing price of $38.60 per share;

•	25.6% based on the 180-day average closing price of $38.23 per share; and

•	7.9% based on the 52-week high price of $44.50 per share.

Implied Transaction Multiples

Goldman Sachs calculated and compared various financial multiples and ratios of CheckFree based on information provided by our management and median estimates from the Institutional Brokers’ Estimate System (“IBES”). IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. In conducting its analysis, Goldman Sachs also considered estimates for CheckFree that were prepared by our management, referred to in this description of the financial analyses as “Management Case” and “Management Adjusted Case,” that reflected different assumptions regarding revenue growth in future periods.

Goldman Sachs calculated an implied equity value by multiplying $48.00 by the total number of outstanding shares of our common stock on a fully diluted basis (approximately 95.1 million shares including restricted shares, options and vested warrants). Goldman Sachs then calculated an implied enterprise value by adding the amount of our net debt, as provided by management, to the implied equity value. The results of the analyses are summarized in the table below:

Analyst Median and Management Case Multiples
Enterprise Value to:	Multiple

LTM Underlying EBITDA — 6/30/07	14.2	x
CY2007E Underlying EBITDA (Analyst Median)	13.6	x
CY2007E Underlying EBITDA (Management Case)	13.5	x
CY2007E Underlying EBITDA (Management Adjusted Case)	14.3	x

CY2008E Underlying EBITDA (Analyst Median)	12.2	x
CY2008E Underlying EBITDA (Management Case)	11.2	x
CY2008E Underlying EBITDA (Management Adjusted Case)	12.4	x
Price to:
CY2007E GAAP EPS (Management Case)	41.1	x
CY2007E GAAP EPS (Management Adjusted Case)	46.0	x

CY2008E GAAP EPS (Management Case)	27.0	x
CY2008E GAAP EPS (Management Adjusted Case)	31.4	x

CY2007E Underlying EPS (Analyst Median)	24.4	x
CY2007E Underlying EPS (Management Case)	25.4	x
CY2007E Underlying EPS (Management Adjusted Case)	27.0	x

CY2008E Underlying EPS (Analyst Median)	21.5	x
CY2008E Underlying EPS (Management Case)	21.4	x
CY2008E Underlying EPS (Management Adjusted Case)	24.1	x

	PEG Ratio
CY2007E Underlying P/E (Analyst Median)	1.5	x
CY2008E Underlying P/E (Analyst Median)	1.3	x

Selected Companies Analysis

Goldman Sachs compiled and reviewed publicly available financial information and calculated certain financial multiples and ratios for us and the following selected publicly traded companies in the financial processing and payment processing industries:

Selected Financial Processing Companies

•	Fidelity National Information Services Inc.

•	Fiserv, Inc.

•	Total System Services, Inc.

•	Jack Henry & Associates, Inc.

Selected Payment Processing Companies

•	MasterCard Inc.

•	First Data Corporation

•	The Western Union Company

•	Alliance Data Systems Corporation

•	Global Payments Inc.

•	MoneyGram International, Inc.

•	Wright Express Corporation

•	Heartland Payment Systems Inc.

•	Euronet Worldwide, Inc.

•	Global Cash Access Holdings, Inc.

Although none of the selected companies is directly comparable to us, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of CheckFree. The multiples and ratios of CheckFree were calculated based on the closing price of our common stock on July 31, 2007, the latest publicly available financial statements, estimates provided by our management and IBES median estimates. The multiples and ratios for each of the selected companies were calculated based on the closing price of the selected companies’ common stock on July 31, 2007 (other than for (i) First Data Corporation, which was calculated based on the closing price of its common stock as of March 31, 2007, one trading day prior to the announcement of its going private transaction, and (ii) Alliance Data Systems Corporation, which was calculated based on the closing price of its common stock as of May 16, 2007, one trading day prior to the announcement of its going private transaction), the latest publicly available financial statements and IBES median estimates.

With respect to the selected companies and CheckFree, Goldman Sachs calculated enterprise value as a multiple of LTM EBITDA, 2007E EBITDA and 2008E EBITDA, and the results of these analyses are summarized as follows:

											CheckFree
									CheckFree		(based on underlying
	Selected				Selected				(based on		management estimates)				CheckFree (based on GAAP
	Financial				Payment				underlying				Management		management estimates)
Enterprise Value	Processing Companies				Processing Companies				IBES		Management		Adjusted		Management		Management
as a multiple of:	Range		Median		Range		Median		estimates)		Case		Case		Case		Adjusted Case

LTM EBITDA	9.4x-13.1	x	10.3	x	9.9x-21.7	x	12.6	x	10.8	x	10.8	x	10.8	x	12.5	x	12.5	x
2007E EBITDA	8.9x-11.9	x	9.9	x	9.5x-19.1	x	11.9	x	10.4	x	10.3	x	10.9	x	12.2	x	13.0	x
2008E EBITDA	8.1x-10.4	x	8.9	x	8.5x-16.1	x	10.6	x	9.3	x	8.5	x	9.4	x	8.5	x	9.4	x

Goldman Sachs also calculated the 2007 estimated and 2008 estimated calendarized price per share to earnings, or P/E, multiples for CheckFree and the selected companies. The following table presents the results of this analysis:

CheckFree
									CheckFree		(based on underlying
					Selected				(based on		management estimates)				CheckFree (based on GAAP
	Selected Financial				Payment				underlying				Management		management estimates)
	Processing Companies				Processing Companies				IBES		Management		Adjusted		Management		Management
Calendarized P/E multiples:	Range		Median		Range		Median		estimates)		Case		Case		Case		Adjusted Case

2007E	17.7x-22.0	x	19.9	x	16.6x-33.4	x	20.1	x	18.7	x	19.5	x	20.7	x	31.6	x	35.3	x
2008E	15.3x-19.6	x	17.8	x	14.6x-27.5	x	16.5	x	16.5	x	16.4	x	18.5	x	20.7	x	24.1	x

In addition, Goldman Sachs calculated and compared the CY 2007 P/E multiple to 5-year EPS CAGR, the compound annual EPS growth rate based on median IBES estimates, and the CY 2008 P/E multiple to 5-year EPS CAGR for CheckFree and for the selected companies. The following table presents the results of this analysis:

									CheckFree (based
	Selected Financial				Selected Payment				on underlying IBES
	Processing Companies				Processing Companies				estimates)
Calendarized P/E to Growth Multiples:	Range		Median		Range		Median

Calendarized P/E to Growth Multiples:
2007 P/E to 5-year estimated EPS CAGR	1.2x-1.8	x	1.3	x	1.0x-1.9	x	1.3	x	1.1	x
2008 P/E to 5-year estimated EPS CAGR	1.0x-1.6	x	1.2	x	0.8x-1.6	x	1.1	x	1.0	x

  Illustrative Present Value of Future Stock Price Analysis

Goldman Sachs performed an illustrative analysis of the implied present values of CheckFree’s future stock prices, which is designed to provide an indication of the present value of a theoretical value of a company’s equity as a function of such company’s range of EPS estimates and assumed forward P/E ratios. Goldman Sachs used ranges of EPS estimates for 2009 that were derived from management estimates based on underlying estimates and analyst estimates. Goldman Sachs used forward P/E ratios ranging from 18.0x to 24.0x, which ratios are reflective of the range of P/E ratios for our stock price over the last three years. Goldman Sachs used a discount rate of 12.0% to calculate the range of implied present values of the estimated future stock price. The following table presents the results of this analysis:

Per Share Present Value
EPS Estimate	Management Case	Management Adjusted Case

2009 ($2.40 - $2.80)	$36.77 - $59.24	$36.77 - $57.20

Illustrative Discounted Cash Flow Analysis

Goldman Sachs performed several illustrative discounted cash flow analyses of our expected unlevered free cash flows, all of which were based on underlying estimates provided by our management.

Goldman Sachs calculated indications of net present value of expected unlevered free cash flows for us for the years 2008 through 2012 and added to this amount the net present value of the terminal value at the end of calendar year 2012, using an illustrative range of terminal year EBITDA multiples of 9.5x to 12.5x. Present values were calculated using discount rates ranging from 11.0% to 14.0%. The following table presents the results of this analysis:

Illustrative per Share Value Indications
	Management Case	Management Adjusted Case

CheckFree	$42.41 - $58.78	$46.25 - $64.64

Goldman Sachs also performed an illustrative discounted cash flow analysis assuming an illustrative range of compound annual revenue growth rates of 9.0% to 12.0% for years 2008 through 2012. Assuming a terminal year EBITDA multiple of 11.5x and a discount rate of 12.0% were held constant, Goldman Sachs calculated indications of net present value of implied unlevered free cash flows for us for the years 2008 through 2012 and added to this amount the implied net present value of the terminal value at the end of calendar year 2012, using an illustrative range of EBITDA margins of 25.0% to 31.0%. The following table presents the results of this analysis:

Illustrative per Share Value Indications
	Management Case	Management Adjusted Case

CheckFree	$37.89 - $51.25	$39.24 - $53.05

Comparison of Selected Transaction Premiums

Goldman Sachs analyzed the offer price as a premium to target share price of all 100% cash consideration acquisitions of US-based publicly traded companies announced since March 1, 2006 with equity values between $3 billion and $5 billion according to information published by Securities Data Corporation. The following table presents the results of this analysis:

Median Premium
of Selected
Premium to Target Closing Share Price:	Transactions

1 Day	18.9%
30-Day Average	21.0%
90-Day Average	26.9%
180-Day Average	34.6%
52-Week High	5.1%

Comparable Transactions

Goldman Sachs analyzed certain information relating to the following 11 transactions in the financial and payment processing industry since 2003:

•	Fidelity National Information Services, Inc.’s acquisition of eFunds Corporation announced in June 2007.

•	Thomas H. Lee Partners, L.P. and Fidelity National Financial, Inc.’s acquisition of Ceridian Corporation announced in May 2007.

•	The Blackstone Group’s acquisition of Alliance Data Systems Corporation announced in May 2007.

•	Citibank N.A.’s acquisition of The BISYS Group, Inc. announced in May 2007.

•	Kohlberg Kravis Roberts & Co.’s acquisition of First Data Corporation announced in April 2007.

•	Intuit, Inc.’s acquisition of Digital Insight Corporation announced in November 2006.

•	The Carlyle Group and Providence Equity Partners Inc.’s acquisition of Open Solutions Inc. announced in October 2006.

•	Fidelity National Information Services, Inc.’s acquisition of Certegy Inc. announced in September 2005.

•	Silver Lake Partners, Bain Capital, The Blackstone Group, Goldman Sachs Capital Partners, Kohlberg Kravis Roberts & Co. L.P., Providence Equity Partners and Texas Pacific Group’s acquisition of SunGard Data Systems, Inc. announced in March 2005.

•	Bank of America Corporation’s acquisition of National Processing, Inc. announced in June 2004.

•	First Data Corporation’s acquisition of Concord EFS, Inc. announced in April 2003.

Goldman Sachs analyzed the levered market value paid in each transaction as a multiple of LTM revenue, LTM EBITDA and forward EBITDA for each of the above transactions, based on publicly available financial information and median IBES estimates. The results of these analyses are set forth below:

	Selected Transactions
Levered Market Value as a multiple of:	Range		Median

LTM Revenue	1.6x - 5.3	x	3.1	x
LTM EBITDA	10.2x - 20.5	x	11.9	x
Forward EBITDA	9.0x - 14.8	x	10.2	x

Goldman Sachs also analyzed the price paid in each transaction as a multiple of LTM Net Income and Forward Net Income for each of the above transactions, based on publicly available financial information and median IBES estimates. The results of these analyses are set forth below:

	Selected Transactions
Equity Purchase Price as a multiple of:	Range		Median

LTM Net Income	21.8x - 41.3	x	26.1	x
Forward Net Income	19.7x - 30.5	x	23.7	x

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinion of Goldman Sachs. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not form any conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses as a whole. No company or transaction used in the above analyses as a comparison is directly comparable to us or the merger.

Goldman Sachs prepared these analyses solely for purposes of providing its opinion to our Board of Directors as to the fairness from a financial point of view to the holders of the shares of our common stock of the $48.00 in cash per share of our common stock to be received by such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of us, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between us and Fiserv and was approved by our board. Goldman Sachs did not recommend any specific amount of consideration to us or our board or that any specific amount of consideration constituted the only appropriate consideration for the transaction. As described above, the opinion of Goldman Sachs to our board was one of a number of factors taken into consideration by our board in making its determination to approve and adopt the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are continually engaged in investment banking and financial advisory services, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of CheckFree, Fiserv and any of their respective affiliates or any currency or commodity that may be involved in the transaction for their own account and for the accounts of their customers. Goldman Sachs has acted as financial advisor to us in connection with, and has participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. In addition, Goldman Sachs has provided certain investment banking and other financial services to us from time to time. Goldman Sachs also may provide investment banking and other financial services to us, Fiserv and our and their respective affiliates in the future. In connection with the above-described services Goldman Sachs has received, and may receive, compensation.

CheckFree’s board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement, dated May 18, 2007, we engaged Goldman Sachs to act as our financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, we have agreed to pay Goldman Sachs a transaction fee equal to 0.60% of the aggregate consideration paid by Fiserv in the transaction, or approximately $27 million, $5 million of which was paid at the time the merger agreement was entered into, with the remaining balance to be paid upon the consummation of the transaction. In addition, we have agreed to reimburse Goldman Sachs for its reasonable expenses arising in connection with its engagement, including attorney’s fees and disbursements, plus any sales, use or similar taxes, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under federal securities laws.

Interests of CheckFree’s Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors that you vote to approve the merger agreement, you should be aware that some of our executive officers and directors have interests in the merger and have arrangements that are different from, or in addition to, those of CheckFree’s stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that you vote in favor of approving the merger agreement.

Retention Agreements.  On July 31, 2007, we entered into retention agreements (which agreements are dated July 27, 2007) with each of our executive officers, including each of Peter J. Kight, Stephen E. Olsen, David E. Mangum, Alex P. Hart, Michael P. Gianoni, Mark A. Johnson, Leigh Asher and Laura E. Binion.

Under the terms of the retention agreements, upon a change in control, such as closing of the merger, all then-outstanding equity awards will become immediately and fully vested and exercisable, and/or all restrictions on such awards shall lapse. In addition, if during the 18-month period following a change in control, CheckFree terminates the executive officer’s employment without cause or the executive officer resigns for good reason, CheckFree is obligated to provide the executive, generally within 30 days of the termination, with a lump sum cash payment equal to two times the sum of the executive officer’s annual base salary and target annual cash incentive award for the year in which the termination occurs. In addition, if the executive officer elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which he and his eligible dependents would be entitled under “COBRA”, during the period that he is entitled such coverage under COBRA, CheckFree will pay him the excess of (i) the COBRA cost of such coverage, over (ii) the amount he would have had to pay. Finally, in the event any amounts payable to the executives would be subject to the so-called “golden parachute” excise tax under Section 4999 of the Internal Revenue Code, the executive will be entitled to receive an additional payment such that he is placed in the same after-tax position as if no excise tax had been imposed.

In connection with the execution of the merger agreement, at the request of Fiserv, CheckFree entered into amendments to its retention agreements, dated as of August 2, 2007, with each of Messrs. Kight, Olsen, Mangum, Hart and Gianoni. Under the amendments, the executives agreed that, during the year following the consummation of the merger, the executives will not terminate their employment for good reason due to an immaterial diminution in authorities, duties or responsibilities and have further agreed that no longer having authorities, duties or responsibilities related to CheckFree being publicly-traded will not by itself be material.

However, the executives retain the right to terminate for good reason during the 90-day period following the first anniversary of the closing of the merger, due to any such diminution that occurred during the one-year period following the closing of the merger. In addition, the executive may terminate for good reason during the period commencing on the 12-month anniversary of the closing and ending on the 30-month anniversary due to any immaterial diminution in authorities, duties or responsibilities during the period set forth above. Pursuant to these amendments, the executives also agreed not to have their unvested stock options and restricted stock vest upon a change in control of CheckFree. Instead, each executive’s unvested stock options and restricted stock (and in the case of Mr. Gianoni only his unvested stock options and restricted stock granted in 2007) will vest on the earliest to occur of (1) the original vesting date; (2) the first anniversary of the closing of the merger; (3) a change in control of Fiserv; or (4) a termination of employment for any reason other than a termination by Fiserv for “cause” or a resignation by the executive without “good reason.”

Equity Compensation Awards.  The merger agreement provides that, upon completion of the merger, each CheckFree stock option that is outstanding immediately prior to closing will vest, be canceled and entitle the holder to receive, for each share subject to the option, an amount in cash equal to the excess, if any, of the merger consideration over the exercise price per share of stock subject to the option. In addition, the merger agreement provides that each CheckFree restricted share outstanding immediately before closing will be converted at closing into the right to receive an amount in cash equal to the merger consideration.

However, under the amendments to the retention agreements described above, each of Messrs. Kight, Olsen, Mangum and Hart agreed not to have their unvested stock options and restricted stock vest and be cancelled for a cash payment as described above and Mr. Gianoni agreed not to have his unvested stock options and restricted stock granted in 2007 vest and be cancelled for a cash payment as described above. Instead, each executive’s unvested stock options and restricted stock (and in the case of Mr. Gianoni his unvested stock options and restricted stock granted in 2007) will generally be converted at the closing into an option to purchase shares of Fiserv or restricted shares of Fiserv, as applicable, that will vest on the earliest to occur of (1) the original vesting date; (2) the first anniversary of the closing of the merger; (3) a change in control of Fiserv; or (4) a termination of employment for any reason other than a termination by Fiserv for cause or a resignation by the executive without good reason.

Incentive Compensation Awards.  Our 2008 Incentive Compensation Plan provides for the payment of pro-rata target bonuses to participants upon a “change in control” of CheckFree (as defined in the plan). Accordingly, pursuant to the terms of the plan, each of our executive officers, including Messrs. Kight, Olsen, Mangum, Hart, Gianoni and Johnson and Mses. Asher and Binion, all of whom participate in the plan, will be paid pro-rata target bonuses in connection with the merger.

Indemnification of CheckFree Directors and Officers.  Fiserv and Braves Acquisition Corp. agreed that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the completion of the merger, whenever asserted or claimed, existing as of the date of the merger agreement in favor of the current or former directors or officers, as the case may be, of CheckFree or its subsidiaries as provided in their respective charters or by-laws or other organizational documents or in any agreement will survive the merger and continue in full force and effect and Fiserv will honor those obligations.

From and after the completion of the merger, Fiserv will, to the fullest extent that CheckFree would be permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director and officer of CheckFree or any of its subsidiaries against any costs or expenses (and will advance expenses as incurred to the fullest extent permitted under applicable law provided that the indemnified party to whom the expenses are advanced undertakes to repay those advances if it is ultimately determined that such party is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened action arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred before the completion of the merger in connection with that person’s serving as an officer or director of CheckFree or any of its subsidiaries or taken by them at the request or for the benefit of CheckFree or its subsidiaries.

Prior to the effective time, CheckFree will purchase, and, following the effective time, Fiserv will maintain, a fully pre-paid “tail” policy to the current policy of directors’ and officers’ liability insurance maintained as of the date of the merger agreement by CheckFree, and that tail policy will cover a period ending six years after the closing date with respect to claims arising from facts or events that existed or occurred prior to or at the effective time. The tail policy will contain no less favorable coverage (including scope and amount of coverage) as, and contain terms and conditions that are equivalent to, the coverage set forth in the current policy; provided that the cost of the tail policy does not exceed 400% of the aggregate amount per annum that CheckFree and its subsidiaries paid for such coverage in its last full fiscal year.

Board of Directors of Fiserv.  It is expected that Peter J. Kight will be appointed to the Fiserv board of directors following the closing of the merger.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following discussion is a summary of the anticipated material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of CheckFree common stock whose shares are converted into the right to receive cash in the merger. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, U.S. Treasury regulations promulgated thereunder, judicial authorities and administrative rulings, all as in effect as of the date of the proxy statement and all of which are subject to change, possibly with retroactive effect.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

Holders of our common stock who are not U.S. holders may be subject to different tax consequences than those described below and are urged to consult their tax advisors regarding their tax treatment under U.S. and non-U.S. tax laws.

The following does not purport to consider all aspects of U.S. federal income taxation of the merger that might be relevant to U.S. holders in light of their particular circumstances, or those U.S. holders that may be subject to special rules (for example, dealers in securities or currencies, a trader in securities that elects to use a mark-to-market method of accounting for securities holdings, brokers, banks, financial institutions, insurance companies, mutual funds, tax-exempt organizations, stockholders subject to the alternative minimum tax, partnerships or other flow-through entities and their partners or members, persons whose functional currency is not the U.S. dollar, stockholders who hold our stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, stockholders who acquired our stock pursuant to the exercise of an employee stock option or otherwise as compensation, or U.S. holders who exercise statutory appraisal rights, if available), nor does it address the U.S. federal income tax consequences to U.S. holders that do not hold our stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, the discussion does not address any aspect of foreign, state, local, estate, gift or other tax law that may be applicable to a U.S. holder.

The tax consequences to stockholders that hold our common stock through a partnership or other pass-through entity, generally, will depend on the status of the stockholder and the activities of the partnership. Partners in a partnership or other pass-through entity holding our common stock should consult their tax advisors.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Exchange of Shares of Stock for Cash Pursuant to the Merger Agreement.  The receipt of cash in exchange for shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the stockholder’s adjusted tax basis in such shares. Gain or loss, as well as holding period, will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than 12 months at the time of the consummation of the merger. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting.  A stockholder may be subject to backup withholding at the applicable rate (currently 28 percent) on the cash payments to which such stockholder is entitled pursuant to the merger, unless the stockholder properly establishes an exemption or provides a taxpayer identification number and otherwise complies with the backup withholding rules. Each stockholder should complete and sign the substitute Internal Revenue Service (“IRS”) Form W-9 included as part of the letter of transmittal and return it to the paying agent in accordance with the procedures described below under “The Merger Agreement — Exchange and Payment Procedures”, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption applies and is established in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowable as a refund or a credit against a stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Regulatory Approvals

Under the provisions of the HSR Act, the merger cannot be completed until the expiration of a 30-day waiting period following the filing of notification and report forms with the Antitrust Division and the FTC, unless a request for additional information and documentary material is received from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. As of August 20, 2007, CheckFree and Fiserv have filed their respective notification and report forms with the FTC and the Antitrust Division. On September 12, 2007, Fiserv, with the concurrence of CheckFree, voluntarily withdrew and, subsequently on September 13, 2007, re-filed its notification and report form under the HSR Act. The purpose of the withdrawal and re-filing was to provide federal antitrust authorities with additional time to review the proposed acquisition.

At any time before or after the merger, the Antitrust Division, the FTC, or one or more state attorney generals could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of CheckFree, Fiserv, or their subsidiaries and affiliates. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

There can be no assurance that a challenge to the merger on antitrust grounds or of any federal, state or foreign governmental entity regulating competition, will not be made or, if a challenge is made, of the result of such challenge. We and Fiserv are required to take certain actions as further described under “The Merger Agreement — Agreement to Take Further Action and to Use Reasonable Best Efforts.”

Because our subsidiary CheckFreePay Corporation (formerly American Payment Systems, Inc.) and certain of its subsidiaries are licensed as money transmitters, the merger is also subject to the receipt of necessary approvals from various U.S. state regulatory authorities. These state licensing laws and regulations (generally referred to as “money transmitter licensing laws”) generally require that, prior to the direct or indirect acquisition of control of a licensed money transmitter, seller of checks or payroll processor company domiciled or doing business in a state, the licensee and/or acquiror must notify the state regulatory authority and, in some cases, obtain the prior approval of the state regulatory authority. In this regard, CheckFree’s, Fiserv’s and Braves Acquisition Corp.’s respective obligations to effect the merger under the merger agreement are conditioned on obtaining all consents, approvals and actions of, or making filings with and notices to, certain state governmental authorities with respect to the licenses held by CheckFreePay and its subsidiaries as a “money transmitter” in those states.

Litigation Related to the Merger

A derivative action was filed on or about June 14, 2007 in federal court in Atlanta styled as follows: Borroni v. Peter Kight, et al., Civil Action No. 1:07-CV-1382-TWT, United States District Court for the Northern District of Georgia, Atlanta Division. The complaint names the following as defendants: Peter Kight, Mark Johnson, William Boardman, James D. Dixon, C. Kim Goodwin, Eugene F. Quinn, Jeffrey M. Wilkins, and David Mangum. The complaint also names CheckFree as a nominal defendant. Subsequent to the announcement of the merger agreement, the plaintiffs filed a Corrected Verified First Amended Shareholder Derivative and Class Action Complaint, which added C. Beth Cotner as a defendant and also added a claim on behalf of a putative class of all holders of CheckFree common stock for breach of fiduciary duty against all the individual defendants related to their approval of the proposed acquisition. The amended complaint alleges, among other things, that the directors of CheckFree breached their fiduciary duties by failing to maximize shareholder value in connection with the proposed transaction with Fiserv and by approving a transaction that purportedly benefits the defendants at the expense of CheckFree’s public stockholders. Among other things, the complaint seeks class action status, damages, disgorgement, a court order enjoining CheckFree and its directors from consummating the merger, and the payment of attorneys’ fees and expenses. We believe that this lawsuit is without merit and intend to defend the suit vigorously.

On August 30, 2007, a putative class action complaint was filed by Alice Tawil against CheckFree and each of its directors and Fiserv in the Court of Chancery of the State of Delaware, New Castle County, purportedly on behalf of the public stockholders of CheckFree. The complaint alleges, among other things, that the directors of CheckFree breached their fiduciary duties in approving the proposed transaction and that Fiserv aided these breaches, that the proposed transaction provides CheckFree’s public stockholders with inadequate consideration for their shares, that the termination fee payable by CheckFree under the terms of the merger agreement in certain circumstances is excessive, and that CheckFree failed to disclose certain information pertaining to the proposed transaction in the preliminary proxy statement. Among other things, the complaint seeks class action status, a court order enjoining the completion of the transaction, damages, and the payment of attorneys’ fees and expenses. We believe that this lawsuit is without merit and intend to defend the suit vigorously.

THE MERGER AGREEMENT

The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.

Structure; Effective Time

The merger agreement provides for the merger of Braves Acquisition Corp. with and into CheckFree upon the terms, and subject to the conditions, of the merger agreement, upon which Braves Acquisition Corp. will cease to exist. As the surviving corporation, CheckFree will continue to exist following the merger as a wholly owned subsidiary of Fiserv.

The effective time of the merger will occur at the time that we file the certificate of merger with the Secretary of State of the State of Delaware on the closing date of the merger (or such later time as Fiserv and CheckFree may agree and as provided in the certificate of merger). It is currently anticipated that the effective time of the merger will occur by the end of 2007. However, we cannot predict the exact timing of the completion of the merger and whether the merger will be completed. Completion of the merger is subject to the satisfaction or, to the extent legally permitted, waiver of the closing conditions described under “— Conditions to the Merger.”

Merger Consideration

Each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be converted at the effective time into the right to receive $48.00 in cash, without interest, other than the following shares, which will be cancelled:

•	shares held by CheckFree or any subsidiary of CheckFree;

•	shares owned, directly or indirectly, by Fiserv or Braves Acquisition Corp.; and

•	any shares the holders of which have perfected their appraisal rights in accordance with Delaware law.

Treatment of Options and Other Awards

Stock Options.  All outstanding options to acquire our common stock (unless otherwise agreed by the holder and Fiserv and other than those unvested options held by certain members of management, as described under “The Merger — Interests of CheckFree’s Directors and Executive Officers in the Merger”) will become fully vested at the effective time of the merger and, subject to the terms of our stock option plans, be converted into the right to receive, on or as soon as reasonably practicable after the effective time of the merger, but in any event within three business days thereafter, a cash payment, without interest and less any applicable withholding taxes, equal to:

•	the number of shares of our common stock underlying each option multiplied by

•	the amount (if any) by which $48.00 exceeds the exercise price per share of common stock subject to such option.

Restricted Shares.  Each outstanding share of our restricted stock and any accrued stock dividends thereon (unless otherwise agreed by the holder and Fiserv and other than those unvested restricted shares held by certain members of management, as described under “The Merger — Interests of CheckFree’s Directors and Executive Officers in the Merger”) will vest in full and will be converted into the right to receive $48.00 in cash, less any required withholding taxes. The surviving corporation will pay all cash dividends accrued on such shares of restricted stock to the holders thereof within three business days after the effective time of the merger.

Deferred Compensation Plans.  Immediately prior to the effective time, all amounts held in participant accounts and denominated in our common stock, either under our nonqualified deferred compensation plan or pursuant to individual deferred compensation agreements, will vest in full and be converted into the right to receive the merger consideration, based on the number of shares of our common stock deemed held in such participant accounts.

Associate Stock Purchase Plan.  No later than seven days prior to the effective time, the then-current offering period under our Associate Stock Purchase Plan shall terminate and each participant will be entitled to apply his or her payroll deductions accumulated as of the termination date for the then-current offering period to the purchase of whole shares of our common stock in accordance with the terms of the Associate Stock Purchase Plan, and at the effective time those shares shall be canceled and converted into the right to receive the merger consideration.

Exchange and Payment Procedures

At or prior to the effective time of the merger, Fiserv will deposit, or will cause to be deposited, with a paying agent chosen by Fiserv and approved in advance by us (our approval not to be unreasonably withheld), immediately available funds equal to the merger consideration. As soon as reasonably practicable after the effective time of the merger and in any event not later than two business days following the effective time, this paying agent will mail a letter of transmittal and instructions to our stockholders of record as of the effective time of the merger. The letter of transmittal and instructions will tell you how to surrender your common stock certificates or shares you may hold represented by book entry in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (or book-entry shares) to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of Fiserv that such taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates (or book-entry shares). The paying agent will be entitled to deduct, withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum that is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time of the merger, our stock transfer books will be closed and there will be no further registration of transfers on our stock transfer books of shares of CheckFree common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, certificates are presented to the surviving corporation for transfer, they will be cancelled and exchanged for the applicable merger consideration.

Any portion of the merger consideration deposited with the paying agent that remains undistributed to former holders of our common stock for one year after the effective time of the merger will be delivered, upon demand, to the surviving corporation. Former holders of our common stock who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the applicable merger consideration. None of CheckFree, Fiserv, Braves Acquisition Corp., the surviving corporation, the paying agent or any other person will be liable to any former holders of CheckFree common stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by Fiserv or the paying agent, post an indemnity agreement with respect to that certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Representations and Warranties

The merger agreement contains representations and warranties by each of the parties to the merger agreement made to each other as of a specific date. These representations and warranties (and the assertions embodied therein) have been made for purposes of allocating risk to one of the parties if those statements prove to be inaccurate rather than for the purpose of establishing matters as facts. The representations and warranties have been qualified by certain disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement. In general, standards of materiality may apply under the merger agreement in a way that is different from what may be viewed as material to you or other investors. The representations and warranties were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement and are subject to more recent developments. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. The representations and warranties in the merger agreement and the description of them in this document should be read in conjunction with the other information contained in the reports, statements and filings CheckFree publicly files with the SEC. This description of the representations and warranties is included solely to provide our stockholders with information regarding the terms of the merger agreement.

In the merger agreement, CheckFree made representations and warranties relating to, among other things:

•	our and our subsidiaries’ proper organization, good standing and qualification to do business;

•	our capitalization, including in particular the number of shares of our common stock, warrants, stock options and restricted stock;

•	our stock option program;

•	our subsidiaries and our equity interests in them;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the adoption and recommendation of our board of directors of the merger, the merger agreement and the other transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against us;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of conflicts with or defaults under our or our subsidiaries’ governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and the consummation of the merger;

•	our SEC filings since June 30, 2004, including financial statements contained therein, and our internal controls;

•	the absence of undisclosed liabilities;

•	our and our subsidiaries’ permits and compliance with applicable legal requirements;

•	environmental matters;

•	matters relating to our and our subsidiaries’ employee benefit plans;

•	the absence of certain changes relating to us or our subsidiaries since June 30, 2006 and the absence of a material adverse effect since June 30, 2006;

•	investigations, legal proceedings and governmental orders;

•	accuracy and compliance with applicable securities law of the information supplied by CheckFree for inclusion in this proxy statement and other filings made with the SEC in connection with the merger and the other transactions contemplated by the merger agreement;

•	tax matters;

•	labor matters affecting us or our subsidiaries;

•	intellectual property;

•	real property;

•	the receipt by the board of directors of a fairness opinion from Goldman Sachs;

•	the required vote of our stockholders in connection with the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	material contracts and performance of obligations thereunder;

•	the absence of undisclosed brokers’ fees; and

•	state takeover statutes and our rights agreement.

Many of CheckFree’s representations and warranties are qualified by a “Company Material Adverse Effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would have a Company Material Adverse Effect). “Company Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence (other than the excepted events described in the next paragraph) that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, (1) has had or is reasonably likely to have a material adverse effect on the business, results of operations or financial condition of our and our subsidiaries taken as a whole, or (2) that prevents us from consummating, or materially impairs our ability to consummate, the merger.

With respect to (1) in the prior paragraph, a “Company Material Adverse Effect,” would not include facts, circumstances, events, changes, effects or occurrences:

•	generally affecting the industries in which we and our subsidiaries operate, or the economy or the general financial, credit or securities markets in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments, or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, except to the extent that any such fact, circumstance, event, change, effect or occurrence does not disproportionately adversely affect us and our subsidiaries compared to other companies operating in the industries in which we and our subsidiaries operate;

•	reflecting or resulting from changes or proposed changes in law or U.S. generally accepted accounting principles (or interpretations thereof) generally applicable to companies engaged in the industries in which we and our subsidiaries operate, except to the extent that any such fact, circumstance, event, change, effect or occurrence does not disproportionately adversely affect us and our subsidiaries compared to other companies operating in the industries in which we and our subsidiaries operate;

•	resulting from actions or omissions by us or any of our subsidiaries which Fiserv has requested or to which Fiserv has consented;

•	which we demonstrate through specific evidence to have resulted proximately from the announcement of the merger or the merger agreement or the transactions contemplated by the merger agreement (including any loss or departure of employees or adverse developments in relationships with customers, suppliers, distributors, financing sources, strategic partners or other business partners, to the extent but only to the extent so resulting); or

•	including any decline in the market price or trading volume of our equity securities or any failure, in and of itself, by us to meet any internal or public projections, forecasts or estimates of revenues or earnings.

The merger agreement also contains various representations and warranties made by Fiserv and Braves Acquisition Corp. that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	their organization, valid existence and good standing;

•	their corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against Fiserv and Braves Acquisition Corp.;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of conflicts with or defaults under their governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and the consummation of the merger;

•	accuracy of the information supplied by Fiserv or Braves Acquisition Corp. for inclusion in this proxy statement and other filings made with the SEC in connection with the merger and the other transactions contemplated by the merger agreement;

•	the availability of funds to pay the merger consideration;

•	the ownership and lack of prior operations of Braves Acquisition Corp.;

•	the absence of undisclosed brokers’ fees;

•	ownership of our shares;

•	absence of “interested shareholder” status under Delaware law; and

•	investigations, legal proceedings and governmental orders.

Some of Fiserv’s and Braves Acquisition Corp.’s representations and warranties are qualified by a “Fiserv Material Adverse Effect” standard. For the purposes of the merger agreement, “Fiserv Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate, prevents or materially delays or materially impairs the ability of Fiserv and Braves Acquisition Corp. to consummate the merger on a timely basis, or would be reasonably expected to do so.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions and unless Fiserv gives its prior written consent (not to be unreasonably withheld or delayed), between August 2, 2007 and the effective time of the merger, we and our subsidiaries will:

•	conduct business in all material respects in the ordinary course consistent with past practice;

•	use commercially reasonable efforts to maintain and preserve intact our and our subsidiaries’ business organization and advantageous business relationships and to retain the services of our and our subsidiaries’ key officers and key employees; and

•	take no action which is intended to or which would reasonably be expected to materially adversely affect or materially delay the ability of any of the parties to the merger agreement to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement, to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement or otherwise materially delay or prohibit consummation of the merger or other transactions contemplated by the merger agreement.

We have also agreed that, between August 2, 2007 and the effective time of the merger, subject to certain exceptions or unless Fiserv gives its prior written consent (not to be unreasonably withheld or delayed), we will not, and will cause each of our subsidiaries not to:

•	adjust, split, combine or reclassify any capital stock or otherwise amend the terms of our capital stock;

•	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber or pledge any shares of our capital stock or any securities or obligations convertible into or exchangeable for any shares of our capital stock, except in connection with the exercise of stock options or settlement of other awards or obligations outstanding as of August 2, 2007 (or permitted by the merger agreement to be granted after that date);

•	grant any person any right to acquire any shares of our capital stock;

•	issue, sell, dispose of or otherwise permit to become outstanding, or authorize or propose the creation of, any additional shares of capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of our capital stock, except as a result of the exercise of warrants or stock options or settlement of other awards outstanding as of August 2, 2007 (or permitted by the merger agreement to be granted after that date) and in accordance with the terms of such instruments or as required under any of our benefit plans;

•	purchase, sell, transfer, mortgage, encumber or otherwise dispose of (1) any properties or assets having a value in excess of $3 million in the aggregate (other than sales of inventory or commodity, purchase, sale or hedging agreements, in each case in the ordinary course of business, or (2) any of the material intellectual property we own;

•	make any capital expenditures not included in budgeted amounts having an aggregate value in excess of $2.0 million for any consecutive 12-month period;

•	incur, assume, guarantee, or become obligated with respect to any debt, excluding intercompany debt, other than settlement obligations incurred in the ordinary course of business and other than pursuant to our revolving credit facility or under short-term debt or overdraft facilities, in each case as in effect on August 2, 2007 and as renewed on substantially similar terms from time to time;

•	make any investment in excess of $3 million in the aggregate, whether by purchase of stock or securities, contributions to capital, loans to, property transfers, or entering into binding agreements with respect to such investment;

•	make any acquisition (or enter into a binding agreement with respect to an acquisition);

•	except in the ordinary course of business consistent with past practice, enter into, renew, extend, materially amend or terminate any material contract other than permitted loan agreements and permitted contracts relating to compensation or benefits or our benefit plans;

•	increase the compensation, bonus, severance or benefits of, pay any bonus to, or make any new equity awards to, employees, directors, consultants, independent contractors or service providers (other than in the ordinary course of business consistent with past practice);

•	pay, grant or provide any pension, severance or retirement benefits not required by any existing plan or agreement to any employees, directors, consultants, independent contractors or service providers;

•	enter into, materially amend, adopt, implement or otherwise commit to, or terminate any compensation or benefit plan, program, policy, arrangement or agreement including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan, policy, arrangement or agreement or employment or consulting agreement for the benefit of any employee, director, consultant, independent contractor or service provider or amend the terms of any outstanding equity-based award;

•	accelerate the vesting, or payment, or fund or secure the payment of, or the lapsing of restrictions with respect to, any compensation, stock options, other stock-based compensation or other benefits;

•	waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of money not in excess of $3 million in the aggregate (excluding amounts to be paid under existing or renewed insurance policies) or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of that amount, other than in the ordinary course consistent with past practice;

•	amend or waive any provision of our organizational documents or our rights plan or enter into any agreement with any of our stockholders in their capacity as such;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	implement or adopt any material change in our financial accounting principles, practices or methods;

•	enter into any new line of business or materially change our risk, investment, asset liability management and operating policies;

•	let lapse, abandon or cancel any of our registered intellectual property except for, if consistent with reasonable business judgment, intellectual property that is no longer useful in our business;

•	enter into any closing agreement with respect to material taxes, settle or compromise any material liability for taxes, make, revoke or change any material tax election, agree to any adjustment of any material tax attribute, file or surrender any claim for a material refund of taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material taxes, file any amended tax return or obtain any tax ruling, change any annual tax accounting period, change any method of tax accounting or file for any change in accounting method; or

•	agree or commit to do any of the foregoing.

The merger agreement further provides that, from and after August 2, 2007, Fiserv may not take any action (without our prior written consent not to be unreasonably withheld or delayed) which is intended to or which would reasonably be expected to materially adversely affect or materially delay the ability of any party to the merger agreement to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement, to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement or otherwise materially delay or prohibit consummation of the merger or other transactions contemplated by the merger agreement (or agree to do the foregoing).

Stockholders’ Meeting

The merger agreement requires us, as promptly as reasonably practicable, to call, give notice of and hold a meeting of our stockholders for the purpose of obtaining the vote of our stockholders necessary to satisfy the vote condition described in “— Conditions to the Merger.” We are required to use reasonable best efforts to solicit stockholder proxies in favor of the approval of the merger agreement. We are required to submit the merger agreement to a vote of stockholders even if our board has approved, endorsed or recommended another takeover proposal or withdraws or modifies its recommendation, as described below under “— No Solicitation of Transactions,” that our stockholders vote in favor of approval of the merger agreement.

No Solicitation of Transactions

We have agreed that between August 2, 2007 and the effective time of the merger, we and our subsidiaries (and our and our subsidiaries’ officers, directors, employees, agents and representatives) will not directly or indirectly:

•	initiate, solicit, knowingly encourage (including by providing information) or facilitate any inquiries, proposals or offers with respect to any Alternative Proposal (as defined below);

•	engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to us or any of our subsidiaries in connection with, or have any discussions with any person relating to an actual or proposed Alternative Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Alternative Proposal, including by exempting them from our rights agreement;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal;

•	approve, endorse or recommend, or propose to approve, endorse or recommend or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal;

•	amend, terminate, waive or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement; or

•	resolve to propose or agree to do any of the foregoing.

In addition, we have agreed to, and to cause our subsidiaries and direct our representatives to, immediately cease any existing solicitations, discussions or negotiations existing on August 2, 2007 with any person who has made or indicated an intention to make an Alternative Proposal.

An “Alternative Proposal” is defined in the merger agreement to mean any inquiry, proposal or offer for:

•	a merger, reorganization, consolidation, share exchange, tender offer, exchange offer, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of CheckFree or any of our significant subsidiaries; or

•	the acquisition in any manner, directly or indirectly, of over 20% of the voting power in or business or assets of CheckFree or any of our significant subsidiaries.

We have agreed that, if we receive:

•	any Alternative Proposal or indication or inquiry with respect to or that would reasonably be expected to lead to any Alternative Proposal;

•	any request for non-public information relating to us or our subsidiaries (other than requests not reasonably expected to be related to an Alternative Proposal); or

•	any inquiry or request for discussions or negotiations regarding an Alternative Proposal,

we will notify Fiserv promptly (and in any event within 48 hours) of the identity of the person making the Alternative Proposal or indication or inquiry and the material terms of any such Alternative Proposal or indication or inquiry. We have agreed to keep Fiserv reasonably informed on a reasonably current basis of the status of any such Alternative Proposal or indication or inquiry.

We may, however, prior to the special meeting of stockholders, engage in discussions or negotiations with, or furnish or disclose non-public information to, a person who has made an Alternative Proposal not solicited by us in violation of our above-described obligations, so long as:

•	our board has determined in good faith, after consultation with its outside counsel and financial advisors, that the Alternative Proposal is reasonably likely to result in a “Superior Proposal” (as defined below); and

•	if we are furnishing material non-public information to such a person, we must (i) enter into a confidentiality agreement with that person containing terms substantially similar to, and no less restrictive than, those set forth in the confidentiality agreements between us and Fiserv and (ii) simultaneously disclose that information to Fiserv (if it has not already been disclosed).

In addition, prior to obtaining our stockholders’ approval required by the merger agreement, our board may withhold or modify its recommendation if it determines in good faith, after consultation with outside counsel, that the failure to withdraw or modify its recommendation would be inconsistent with its fiduciary duties (but only with 48 hours advance written notice to Fiserv of the board’s decision to change its recommendation and after taking into account any changes to the terms of the merger made by Fiserv in response to such notice).

A “Superior Proposal” is defined as any bona fide written Alternative Proposal on terms which our board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of our common stock than the merger, taking into account all the terms and conditions of the proposal (including the likelihood and timing of the consummation of the proposal and all legal, financial, regulatory and other aspects of such proposal and the identity of the person making the proposal), and the merger agreement (including any good faith proposal by Fiserv to amend the terms of the merger agreement and the merger in response to such proposal or otherwise); provided that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Alternative Proposal are deemed to be references to “50%.”

These provisions will not prevent our board of directors from making certain disclosures contemplated by the securities laws, except that if any disclosure constitutes a withdrawal or modification of our board’s recommendation in a manner adverse to Fiserv, Fiserv will have the rights described under “— Termination.”

Employee Benefits

The parties have agreed that:

•	from the date of completion of the merger until December 31, 2008, Fiserv will provide our current employees with annual base salary and base wages, cash incentive compensation opportunities and benefits, in each case, that are no less favorable than those that we provide (excluding equity-based compensation) as of immediately prior to the effective time of the merger;

•	the surviving corporation will provide employees terminated within one year following completion of the merger (other than those covered by an individual agreement providing severance benefits outside of our severance policies) with severance benefits at the level and pursuant to the terms of CheckFree’s severance guidelines applicable to such employee; and

•	Fiserv and CheckFree will establish a retention pool in an amount to be determined prior to the closing.

From and after the effective time of the merger, Fiserv will cause the surviving corporation and its subsidiaries to honor all obligations under CheckFree’s benefit plans and compensation and severance arrangements and agreements in accordance with their terms as in effect immediately before the effective time of the merger and recognize past service for all purposes, including vesting, eligibility to participate and level of benefits generally.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Each of the parties to the merger agreement has agreed to use its reasonable best efforts to (1) consummate and make effective the merger, (2) obtain as promptly as practicable all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods from governmental entities and make such registrations and filings as may be necessary to obtain an approval, clearance, or waiver from, or to avoid an action or proceeding by, any governmental entity, (3) obtain as promptly as practicable all necessary consents, approvals or waivers from third parties, (4) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the merger and (5) execute and deliver any additional instruments reasonably necessary to consummate the merger. In particular, the parties have agreed to use such efforts to make necessary filings and obtain necessary governmental consents and approvals, including those required to be filed under the HSR Act and the state regulatory commissions.

Notwithstanding the immediately preceding paragraph, Fiserv shall not be required to proffer to or agree to, with respect to assets or businesses of Fiserv or CheckFree, sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the effective time of the merger, any assets, licenses, operations, rights, product lines, businesses or interest of Fiserv, CheckFree or any of their respective affiliates (or to consent to any of the foregoing actions) or to agree to any changes or restriction on, or other impairment of Fiserv’s ability to own or operate, any assets, licenses, product lines, businesses or interests or Fiserv’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the surviving corporation, if and to the extent that any such conduct, action or agreement would be reasonably likely to result in any adverse term, condition, limitation or effect that would be material (measured on a scale relative to CheckFree and our subsidiaries taken as a whole) to Fiserv, CheckFree or the surviving corporation.

The parties have agreed to keep each other apprised of the status of matters relating to the completion of the merger and the other transactions contemplated by the merger agreement, including promptly furnishing the other with copies of notices or other communications received from any third party and/or governmental entity. The parties have also agreed to give each other a reasonable opportunity to review in advance, and will consider in good faith the views of the other party in connection with, any proposed written communication to a governmental entity. The parties will not participate in any substantive meeting or discussion with a governmental entity in connection with the proposed transactions without consulting with the other party in advance and, to the extent permitted, giving the other party the opportunity to attend and participate.

Other Covenants and Agreements

The merger agreement contains additional agreements among CheckFree, Fiserv and Braves Acquisition Corp. relating to, among other things:

•	giving Fiserv and its advisors access to our properties, contracts, books, records, officers, employees and agents as reasonably requested and reasonably cooperating with Fiserv’s efforts to obtain financing;

•	the filing of this proxy statement with the SEC, and cooperation in preparing this proxy statement and in responding to any comments received from the SEC on those documents;

•	actions necessary to exempt the transactions contemplated by the merger agreement and related agreements from the effect of any takeover statutes;

•	coordination of press releases and other public statements about the merger and the merger agreement;

•	indemnification and insurance of directors and officers, including maintaining, or providing a “tail” policy, to CheckFree’s directors’ and officers’ liability insurance with a claims period of six years following the effective time of the merger;

•	notices of certain events, and consultation to mitigate any adverse consequences of those events;

•	actions necessary to exempt dispositions of equity securities by our directors and officers pursuant to the merger under Rule 16b-3 under the Exchange Act;

•	the payment of real estate transfer taxes; and

•	actions by Fiserv to cause Braves Acquisition Corp. to fulfill its obligations.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	The merger agreement has been adopted by CheckFree’s stockholders.

•	No governmental entity of competent jurisdiction shall have enacted, entered, promulgated or enforced any law, rule, regulation, restraining order, preliminary or permanent injunction or similar order or legal restraint or prohibition which remains in effect that enjoins or otherwise prohibits consummation of the merger.

•	The waiting period under the HSR Act (and any extension thereof) must have expired or been terminated and any other approvals required to consummate the merger have been obtained, other than any approvals the failure of which to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

•	Receipt of certain consents and approvals and expiration of waiting periods involving the licenses held by CheckFreePay as a money transmitter required in connection with the consummation of the merger.

Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	Fiserv and Braves Acquisition Corp.’s representations and warranties must be true and correct, as of August 2, 2007, and as of the closing date of the merger, except to the extent the failure of such representations and warranties to be true and correct would not (and would not reasonably be expected to) prevent or materially delay or materially impair the ability of Fiserv and Braves Acquisition Corp. to consummate the merger on a timely basis.

•	Fiserv must have performed, in all material respects, its obligations and complied with its covenants in the merger agreement.

•	Fiserv has delivered a certificate certifying to the effect that the conditions related to its representations and warranties and performance of its obligations and covenants have been satisfied.

The obligations of Fiserv and Braves Acquisition Corp. to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	Our representations and warranties must be true and correct without regard to the materiality thresholds specified in the merger agreement, as of August 2, 2007, and as of the closing date of the merger, except to the extent the failure of such representations and warranties to be true and correct would not constitute a material adverse effect on us (other than the representation and warranty regarding our capitalization, which must be true and correct except to a de minimis extent).

•	We must have performed, in all material respects, our obligations and complied with our covenants in the merger agreement.

•	We have delivered a certificate certifying to the effect that the conditions related to our representations and warranties and performance of our obligations and covenants have been satisfied.

•	No regulatory approval required under the merger agreement contains an adverse term, condition, limitation or effect that would be material to Fiserv or CheckFree, measured on a scale relative to CheckFree and its subsidiaries considered as a whole.

Termination

Fiserv and CheckFree may terminate the merger agreement by mutual written consent at any time before the completion of the merger (including after our stockholders have approved the merger agreement). In addition, with certain exceptions, either Fiserv or CheckFree may terminate the merger agreement at any time before the completion of the merger:

•	if the merger has not been completed by the end date, which is March 1, 2008; provided, that if, as of March 1, 2008, either (1) all of the conditions to the consummation of the merger shall have been satisfied, other than the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of certain other regulatory approvals, or (2) (A) any court of competent jurisdiction or other governmental entity shall have entered an injunction, other legal restraint or order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such injunction, other legal restraint or order has not become final and non-appealable, or (B) any governmental entity that must grant a required regulatory approval has denied approval and such denial has not become final and non-appealable, then the end date shall be the earlier of the fifth business day after the remaining closing conditions are satisfied and August 1, 2008;

•	if any court of competent jurisdiction has issued or entered a final non-appealable order enjoining or prohibiting the completion of the merger;

•	if any governmental entity that must grant a required regulatory approval has denied approval of the merger and such denial has become final and non-appealable; or

•	if the merger agreement has been submitted to our stockholders for approval and the required vote has not been obtained.

In addition, we may terminate the merger agreement at any time before the completion of the merger if Fiserv or Braves Acquisition Corp. has breached or failed to perform any of its representations, warranties, covenants or other agreements in the merger agreement and such breach or failure would result in the failure of a closing condition and cannot be cured or, if curable, is not cured within 30 days following written notice to Fiserv.

Fiserv may terminate the merger agreement at any time before the completion of the merger if:

•	we have breached or failed to perform any of our representations, warranties, covenants or other agreements in the merger agreement and such breach or failure would result in the failure of a closing condition and cannot be cured or, if curable, is not cured within 30 days following written notice from Fiserv;

•	our board of directors withdraws, modifies or qualifies in a manner that is adverse to Fiserv its recommendation of the merger (or publicly proposes to do so) or fails to recommend to our stockholders that they adopt the merger agreement; or

•	our board of directors approves, endorses or recommends an Alternative Proposal (or publicly proposes to do so).

Fees and Expenses

In general, all expenses incurred by a party to the merger agreement will be paid by that party, other than fees with respect to the printing, filing and mailing of the proxy statement and any HSR filings, which will be split evenly between Fiserv and CheckFree. If the merger agreement is terminated in certain circumstances described below, we may be required to pay Fiserv a termination fee of $176 million. In addition, if we fail to pay any termination fee when due, we will be obligated to pay the costs and expenses (including legal fees) incurred in connection with any action to collect payment of the fee.

We will have to pay Fiserv a termination fee if Fiserv terminates the merger agreement because our board has (1) withdrawn, modified or qualified in a manner that is adverse to Fiserv its recommendation of the merger (or has publicly proposed to do so) or has failed to recommend to our stockholders that they adopt the merger agreement or (2) has approved, endorsed or recommended an Alternative Proposal (or publicly proposes to do so). The termination fee will be paid promptly after the termination and in no event later than two days after Fiserv has delivered to us a notice of demand for payment.

We will also have to pay Fiserv a termination fee promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by an Alternative Proposal (and in any event not later than two business days after delivery to CheckFree of notice of demand for payment) if:

•	after the date of the merger agreement, a bona fide Alternative Proposal has been made known to us or has been made directly to our stockholders generally, or any person has publicly announced a bona fide intention (not subsequently withdrawn) to make an Alternative Proposal; and

•	one of the following occurs:

•	CheckFree or Fiserv terminates the merger agreement because the merger has not been consummated by the end date, and at that time the stockholder approval has not been obtained;

•	CheckFree or Fiserv terminates the merger agreement because of the failure to obtain the requisite stockholder vote (so long as the Alternative Proposal was publicly disclosed prior to the stockholder meeting and had not been withdrawn at least 10 days before the meeting); or

•	Fiserv terminates the merger agreement because we have breached or failed to perform any of our representations, warranties, covenants or other agreements in the merger agreement and such breach or failure would result in the failure of a closing condition and cannot be cured or if curable is not cured within 30 days of notice of the breach; and

•	we consummate, or enter into a definitive agreement providing for, any Alternative Proposal within twelve months of the date the merger agreement is terminated (provided that for purposes of this test the references to “20%” in the definition of Alternative Proposal shall be deemed to be references to “50%”).

Amendment and Waiver

The merger agreement may be amended by a written agreement signed by us, Fiserv and Braves Acquisition Corp. at any time prior to the completion of the merger, whether or not our stockholders have approved the merger agreement. However, no amendment that requires further approval of our stockholders or Fiserv’s stockholders will be made without obtaining those approvals. At any time prior to the completion of the merger, we, Fiserv or Braves Acquisition Corp. may waive the other party’s compliance with certain provisions of the merger agreement.

APPRAISAL RIGHTS

Under Delaware law, CheckFree’s stockholders are entitled to appraisal rights in connection with the merger.

If the merger is consummated, dissenting holders of stock who follow the procedures described below within the appropriate time periods will be entitled to have their shares of stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement. These rights are known as appraisal rights.

If a stockholder wishes to exercise appraisal rights in connection with the merger, the stockholder must not vote in favor of adoption of the merger agreement, must continually be the holder of record of such shares through the effective time of the merger, and must meet the conditions described below.

Section 262 of the Delaware General Corporation Law, or DGCL, which contains the conditions necessary to secure appraisal rights, is set forth in full in Annex C. The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of stock concerning the availability of appraisal rights under Section 262.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with CheckFree before the vote on the merger at the special meeting. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote for the merger. Any proxy or such vote against the merger, abstention from voting or failure to vote on the merger will not in and of itself constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

A CheckFree stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to CheckFree at its address at 4411 East Jones Bridge Road, Norcross, Georgia 30092, Attention: General Counsel. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his or her stock. Within ten days after the effective time of the merger, CheckFree must provide notice of the effective time of the merger to all of its stockholders who have complied with Section 262 and have not voted for the merger.

Within 120 days after the effective time of the merger, any stockholder who has satisfied the requirements of Section 262 may deliver to CheckFree a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

Within 120 days after the effective time of the merger (but not thereafter), either CheckFree or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of his or her CheckFree shares. CheckFree has no present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon CheckFree, which must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by CheckFree. If a petition is filed by CheckFree, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to CheckFree and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and the costs thereof will be borne by CheckFree.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

CheckFree stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the merger agreement only with the consent of CheckFree and Fiserv. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as CheckFree has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any CheckFree stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of a stockholder’s appraisal rights.

MARKET PRICE OF COMMON STOCK

Our common stock is traded on the Nasdaq Global Select Market under the symbol “CKFR.” The following table sets forth the high and low sales prices of our common stock for the periods indicated as reported by the Nasdaq Global Select Market. We currently anticipate that all of our future earnings will be retained for the development of our business and do not anticipate paying cash dividends on our common stock for the foreseeable future. In addition, our current credit facility does not allow for the payment of cash dividends on our common stock. During the last 10 years, we have not paid cash dividends.

	Common Stock Price
Fiscal Period	High	Low

Fiscal 2006
First Quarter	$41.60	$32.33
Second Quarter	$50.55	$34.89
Third Quarter	$55.42	$42.56
Fourth Quarter	$57.08	$44.28
Fiscal 2007
First Quarter	$50.28	$33.28
Second Quarter	$44.74	$36.63
Third Quarter	$42.65	$35.24
Fourth Quarter	$41.41	$33.44
Fiscal 2008
First Quarter (through September 18, 2007)	$46.91	$35.96

The closing sale price of our common stock on the Nasdaq Global Select Market on August 1, 2007, the last trading day prior to the announcement of the merger, was $36.83.

On September 18, 2007, the closing price for our common stock on the Nasdaq Global Select Market was $46.79 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is consummated we will not have public stockholders, and there will be no public participation in any future meetings of stockholders. However, if the merger is not completed, we expect to hold a 2007 annual meeting of stockholders. Stockholders may present proposals for action at the 2007 annual meeting, if held, only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission and our bylaws. For a stockholder proposal to be presented at the 2007 annual meeting, if held, it must have been received by us at our principal executive offices not later than July 4, 2007. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 for presentation at the 2007 annual meeting, if held, will be considered untimely for purposes of Rule 14a-4 and 14a-5 if notice thereof is received by us after September 17, 2007. Stockholder proposals should be mailed to our Corporate Secretary at our principal executive offices, CheckFree Corporation, 4411 East Jones Bridge Road, Norcross, Georgia 30092.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of our common stock beneficially owned by those who, as of September 10, 2007, were known by us to beneficially own more than 5% of our common stock. Unless otherwise noted, these persons have sole voting and investment power over the shares listed. Percentage computations are based on 88,390,273 shares of our stock outstanding as of September 10, 2007.

	Shares Beneficially Owned
Stockholder	Number	Percent

Microsoft Corporation(1)	8,567,250	9.69%
One Microsoft Way Redmond, Washington 98052
Waddell & Reed Financial, Inc.(2)	8,516,520	9.63%
6300 Lamar Avenue Overland Park, Kansas 66202
Peter J. Kight(3)(4)	6,245,985	6.97%
4411 East Jones Bridge Road Norcross, Georgia 30092
T. Rowe Price Associates, Inc.(5)	4,925,966	5.57%
100 E. Pratt Street Baltimore, MD 21202

(1)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission by Microsoft Corporation on September 11, 2000.

(2)	According to information contained in a Schedule 13G filed with the Securities and Exchange Commission by Waddell & Reed Financial, Inc., Waddell & Reed Financial Services, Inc., Waddell & Reed, Inc., Waddell & Reed Investment Management Company and Ivy Investment Management Company (collectively the “Filing Persons”) on February 14, 2003, and as amended on January 30, 2004, February 8, 2005, February 1, 2006 and February 9, 2007, the securities reported above are beneficially owned by one or more open-end investment companies or other managed accounts, which are advised or sub-advised by one of the Filing Persons. Waddell & Reed, Inc. is a broker-dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc., a parent holding company. In turn, Waddell & Reed Financial Services, Inc. is a subsidiary of Waddell & Reed Financial, Inc., a publicly traded company. The investment advisory contracts grant Ivy Investment Management Company and Waddell & Reed Investment Management Company all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant Ivy Investment Management Company and Waddell & Reed Investment Management Company investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. Therefore, Ivy Investment Management Company and/or Waddell & Reed Investment Management Company may be deemed the beneficial owner of the securities reported in this table under Rule 13d-3 Exchange Act. The Filing Persons do not believe they are acting as a “group” for purposes of Section 13(d) of the Exchange Act. Indirect “beneficial ownership” is attributed to the respective parent companies solely because of the parent companies’ control relationship to Waddell & Reed Investment Management Company. According to the Schedule 13G, the following entities are deemed to beneficially own the following shares of our common stock: Ivy Investment Management Company (1,297,771 shares), Waddell & Reed Investment Management Company (7,218,749 shares), Waddell & Reed, Inc. (7,218,749 shares), Waddell & Reed Financial Services, Inc. (7,218,749 shares) and Waddell & Reed Financial, Inc. (8,516,520 shares).

(3)	Includes 1,180,101 shares purchasable by Mr. Kight pursuant to the exercise of options within 60 days after September 10, 2007.

(4)	Includes 260,222 shares held by the Kight Family Trust II, 2,286 shares held in the Tiso Trust, 2,365 shares held in the Ayers Trust and 20,250 shares held in each of The 2004 Allison Marie Kight Trust and The Preston Gregory Kight Trust. Mr. Kight disclaims ownership of those shares in which he has no pecuniary interest. Does not include 8,600 shares held in the Peter J. Kight and Teresa J. Kight 1995 Children’s Trust and 12,000 shares held by a charitable foundation of which Mr. Kight is the trustee and disclaims any beneficial ownership.

(5)	These shares are owned by various individual and institutional investors to which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the shares. According to information contained in a Schedule 13G filed with the Securities and Exchange Commission by T. Rowe Price Associates, Inc. on February 13, 2007, T. Rowe Price Associates, Inc. exercises sole voting power with respect to 1,088,488 shares and sole dispositive power with respect to 4,925,966 shares. For purposes of the reporting requirements of the Exchange Act, T. Rowe Price Associates, Inc. is deemed to be the beneficial owners of such shares; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such shares.

The following table shows the amount of our common stock beneficially owned, as of September 10, 2007, by our directors and named executive officers individually and by our directors and all of our executive officers as a group, calculated in accordance with Rule 13d-3 of the Exchange Act under which a person generally is deemed to beneficially own a security if he has or shares voting or investment power over the security, or if he has the right to acquire beneficial ownership within 60 days. Unless otherwise noted, these persons may be contacted at our executive offices, and they have sole voting and investment power over the shares indicated. Percentage computations are based on 88,390,273 shares of our stock outstanding as of September 10, 2007.

	Shares Beneficially Owned(1)
Stockholder	Number	Percent

Peter J. Kight(2)	6,245,985	6.97%
Mark A. Johnson(3)	1,095,886	1.24%
William P. Boardman(4)	54,232	*
James D. Dixon	26,238	*
C. Beth Cotner(4)	1,150	*
Eugene F. Quinn	17,500	*
Jeffrey M. Wilkins	36,000	*
David E. Mangum	105,032	*
Stephen E. Olsen	86,295	*
Randal A. McCoy(5)	53,309	*
All current directors and executive officers as a group (14 people)(2)(3)(4)	7,719,059	8.57%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)	Includes shares purchasable within 60 days after September 10, 2007, pursuant to the exercise of options covering:

•	1,180,101 shares for Mr. Kight;

•	166,379 shares for Mr. Johnson;

•	44,487 shares for Mr. Boardman;

•	20,000 shares for Mr. Dixon;

•	15,000 shares for Mr. Quinn;

•	36,000 shares for Mr. Wilkins;

•	76,617 shares for Mr. Olsen;

•	96,624 shares for Mr. Mangum;

•	45,971 shares for Mr. McCoy; and

•	1,673,764 shares for all current directors and executive officers as a group.

(2)	Includes 260,222 shares held by the Kight Family Trust II, 2,286 shares held in the Tiso Trust, 2,365 shares held in the Ayers Trust and 20,250 shares held in each of The 2004 Allison Marie Kight Trust and The Preston Gregory Kight Trust. Mr. Kight disclaims ownership of those shares in which he has no pecuniary interest. Does not include 8,600 shares held in the Peter J. Kight and Teresa J. Kight 1995 Children’s Trust and 12,000 shares held by a charitable foundation of which Mr. Kight is the trustee and disclaims any beneficial ownership.

(3)	Does not include 59,203 shares held by the Mark A. Johnson 1997 Irrevocable Children’s Trust in which he has no pecuniary interest and disclaims any beneficial ownership.

(4)	Includes 3,268 and 357 deferred stock units for Mr. Boardman and Ms. Cotner, respectively, that convert to an equal number of shares of common stock upon retirement from the board of directors.

(5)	Effective as of August 24, 2007, Mr. McCoy ceased to be an Executive Vice President of CheckFree or an officer of any CheckFree subsidiary, parent, affiliate or related entity. The numbers presented in this table are as of that date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the Investor Center page of our corporate website at www.checkfreecorp.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2007 (filed on August 24, 2007).

•	Current Reports on Form 8-K dated July 25, 2007 (filed on July 31, 2007), August 2, 2007 (filed on August 7, 2007) and August 14, 2007 (filed on August 20, 2007).

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Investor Relations Manager, CheckFree Corporation, 4411 East Jones Bridge Road, Norcross, Georgia 30092, (678) 375-3000, on the Investor Center page of our corporate website at www.checkfreecorp.com or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED SEPTEMBER 19, 2007. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER
among
FISERV, INC.,
BRAVES ACQUISITION CORP.
and
CHECKFREE CORPORATION
Dated as of August 2, 2007

as amended by
AMENDMENT NO. 1
Dated as of September 19, 2007

This document is a composite version of the original Agreement and Plan of Merger, dated as of August 2, 2007, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of September 19, 2007. The Agreement and Plan of Merger has not been restated to collectively reflect the amendment above and this composite version has been provided for information purposes only. It should be noted that all references to the date of the merger agreement, as amended by the amendment, will in all instances continue to refer to August 2, 2007, and references to “the date hereof” and “the date of this Agreement” will continue to refer to August 2, 2007.

A-i

Pages

Section 4.8	No Interested Shareholder	A-20
Section 4.9	Investigations; Litigation	A-20

ARTICLE V COVENANTS AND AGREEMENTS		A-20
Section 5.1	Conduct of Business	A-20
Section 5.2	Access	A-23
Section 5.3	No Solicitation	A-24
Section 5.4	Filings; Other Actions	A-26
Section 5.5	Employee Matters	A-27
Section 5.6	Efforts	A-28
Section 5.7	Takeover Statute	A-29
Section 5.8	Public Announcements	A-29
Section 5.9	Indemnification and Insurance	A-29
Section 5.10	Notification of Certain Matters	A-30
Section 5.11	Rule 16b-3	A-31
Section 5.12	Control of Operations	A-31
Section 5.13	Certain Transfer Taxes	A-31
Section 5.14	Obligations of Merger Sub	A-31

ARTICLE VI CONDITIONS TO THE MERGER		A-31
Section 6.1	Conditions to Each Party’s Obligation to Effect the Merger	A-31
Section 6.2	Conditions to Obligation of the Company to Effect the Merger	A-31
Section 6.3	Conditions to Obligation of Parent and Merger Sub to Effect the Merger	A-32
Section 6.4	Frustration of Closing Conditions	A-32

ARTICLE VII TERMINATION		A-32
Section 7.1	Termination or Abandonment	A-32
Section 7.2	Termination Fees	A-34

ARTICLE VIII MISCELLANEOUS		A-35
Section 8.1	No Survival of Representations and Warranties	A-34
Section 8.2	Expenses	A-35
Section 8.3	Counterparts; Effectiveness	A-35
Section 8.4	Governing Law	A-35
Section 8.5	Jurisdiction; Enforcement	A-35
Section 8.6	WAIVER OF JURY TRIAL	A-35
Section 8.7	Notices	A-36
Section 8.8	Assignment; Binding Effect	A-36
Section 8.9	Severability	A-37
Section 8.10	Entire Agreement; No Third-Party Beneficiaries	A-37
Section 8.11	Amendments; Waivers	A-37
Section 8.12	Headings	A-37
Section 8.13	Interpretation	A-37
Section 8.14	Certain Definitions	A-38

A-ii

AGREEMENT AND PLAN OF MERGER, dated as of August 2, 2007, as amended by Amendment No. 1, dated as of September 19, 2007 (this “Agreement”), among FISERV, INC., a Wisconsin corporation (“Parent”), BRAVES ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and CHECKFREE CORPORATION, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of Parent and the Board of Directors of Merger Sub have each approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein; and

WHEREAS, simultaneously with the execution and delivery of this Agreement, in connection with the transactions contemplated hereby, the Company has entered into employment agreements (the “Employment Agreements”) with each of Peter J. Kight, Michael P. Gianoni, David E. Mangum, Alex Hart, Stephen Olsen, Randal A. McCoy and Jardon Bouska (the “Key Employees”) with respect to their employment with the Company following the Closing (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.  At the Effective Time (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Corporation”) and a wholly owned direct or indirect subsidiary of Parent.

Section 1.2  Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law (as hereinafter defined)) of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place or at such other date or time as the parties hereto may mutually agree.

Section 1.3  Effective Time.  On the Closing Date, the Company shall cause the Merger to be consummated by executing, delivering and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and other applicable Delaware Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.4  Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.5  Certificate of Incorporation and By-laws of the Surviving Corporation.

(a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.9.

(b) The by-laws of the Company, as in effect at the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.9.

Section 1.6  Directors.  Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7  Officers.  The officers of the Company immediately prior to the Closing Date shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.8  Reservation of Right to Revise Structure.  Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Parent may revise the structure of the Merger or otherwise revise the method of effecting the Merger and related transactions, in any such case in its sole discretion; provided, however, that no such revision shall (a) alter or change the amount or kind of the Merger Consideration or alter or change adversely the treatment of the holders of Company Common Stock or Company Stock Options, (b) alter or change Parent’s or the Company’s obligations hereunder, or (c) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event Parent makes such an election, Parent shall provide the Company with reasonable notice of such revision and the parties shall execute an appropriate amendment to this Agreement in order to reflect such revision.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company, Parent or Merger Sub:

(a) Parent Common Stock.  Each share of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b) Conversion of Company Common Stock.  Subject to Sections 2.1(c), 2.1(e) and 2.1(f), each issued and outstanding share of common stock, par value $0.01, of the Company outstanding immediately prior to the Effective Time (such shares, collectively, “Company Common Stock”, and each, a “Share”) together with the associated Rights (as defined herein), other than any Cancelled Shares (as defined, and to the extent provided in Section 2.1(c)) and any Dissenting Shares (as defined, and to the extent provided in Section 2.1(f)), shall thereupon be automatically converted into the right to receive $48.00 in cash, without interest (the “Merger Consideration”). All Shares, together with the associated Rights, that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(b) shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares (and associated Rights) shall cease to have any rights with respect to such Shares and Rights other than the right to receive the Merger Consideration.

(c) Cancelled Shares.  Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time, if any, or held by the Company or any Subsidiary of the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(d) Merger Sub Common Stock.  At the Effective Time, the shares of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall in the aggregate be converted into and become a number of validly issued, fully paid and non-assessable shares of common stock, par value $0.01, of the Surviving Corporation equal to the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(e) Adjustments.  If at any time during the period between the date of this Agreement and the Effective Time any change in the outstanding shares of capital stock of the Company, or in the securities convertible or exchangeable into or exercisable for shares of capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change; provided that nothing in this Section 2.1(e) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(f) Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the applicable provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment for such shares in accordance with the applicable provisions of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the appraised value of such Dissenting Shares in accordance with the applicable provisions of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1(b), without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

Section 2.2  Exchange of Certificates.

(a) Exchange Agent.  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank, trust company or registrar and transfer agent that shall be appointed by Parent and approved in advance by the Company (such approval not to be unreasonably withheld) to act as a exchange agent hereunder (the “Exchange Agent”) immediately available funds equal to the aggregate Merger Consideration (the “Exchange Fund”) and Parent shall instruct the Exchange Agent to timely pay the Merger Consideration in accordance with this Agreement.

(b) Delivery of Merger Consideration.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Effective Time, the Exchange Agent shall mail to each holder of record of Shares whose Shares (together with associated Rights) were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as specified by Parent and the Exchange Agent (the “Letter of Transmittal”) and (B) instructions for use in surrendering Certificate(s) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration upon surrender of such Certificate or Book-Entry Shares.

(ii) Upon surrender to the Exchange Agent of its Certificate or Certificates (or effective affidavits of loss and customary security bonds, to the extent required by Parent’s then-current policies, in lieu thereof) or Book-Entry Shares, accompanied by a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive promptly after the Effective Time (after giving effect to any required Tax withholdings) the Merger Consideration in respect of the shares of Company Common Stock represented by its Certificate or Certificates or Book-Entry Shares. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. Until so surrendered, each such Certificate or Book-Entry Shares shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration upon surrender of such Certificate or Book-Entry Shares in accordance with this ARTICLE II.

(iii) The Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of U.S. state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity (as hereinafter defined), such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding were made.

(iv) In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of the Company, the proper amount of cash shall be paid to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable.

(c) Closing of Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for the Merger Consideration to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e) No Liability.  Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund.  The Exchange Agent shall invest all cash included in the Exchange Fund in cash, cash equivalents and investment funds investing primarily in government securities as reasonably directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this ARTICLE II. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

(g) Lost Certificates.  In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of an indemnity agreement with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 2.3  Effect of the Merger on Company Stock Options, Company Restricted Shares and Deferred Equity Units; ASPP.  Except for Company Stock Options and Company Restricted Shares (each, as defined below) as to which the treatment in the Merger has been or is hereafter separately agreed by Parent and the holder thereof, which Company Stock Options and Company Restricted Shares shall be treated as so agreed:

(a) (i) With respect to the holders of any outstanding options to purchase Shares (each, a “Company Stock Option”) under the Company Stock Plans who are Key Employees, at the Effective Time, each then unvested Company Stock Option held by such Key Employee, shall be converted into an option to acquire a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of Shares subject to such Company Stock Option immediately prior to the Effective Time and (y) the Conversion Number, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Share of such Company Stock Option immediately prior to the Effective Time divided by (B) the Conversion Number; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such Company Stock Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Company Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each converted Company Stock Option shall continue to be governed by the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time. “Conversion Number” means the quotient of (1) $48.00 and (2) the average, rounded to the nearest tenth of a cent, of the closing sale prices of Parent Common Stock on the Nasdaq Stock Market as reported by The Wall Street Journal for the five full trading days immediately preceding (but not including) the date of the Effective Time.

(ii) Except as specifically provided above, any other Company Stock Option, whether or not then vested or exercisable, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested (based on a deemed achievement of performance awards at the maximum level) and, subject to the terms of the Company Stock Plans, be converted into the right to receive a payment in cash, payable in U.S. dollars and without interest, equal to the product of (i) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised, whether or not then vested or exercisable. The Surviving Corporation shall pay the holders of Company Stock Options the cash payments described in this Section 2.3(a) on or as soon as reasonably practicable after the Closing Date, but in any event within three (3) Business Days following the Closing Date.

(b) (i) With respect to the holders of any award of restricted or performance restricted Company Common Stock (each, a “Company Restricted Share”) who are Key Employees, each Company Restricted Share held by such Key Employee which is outstanding immediately prior to the Effective Time shall be converted into restricted shares of Parent Common Stock determined by multiplying the number of Company Restricted Shares by the Conversion Number. Such restricted shares of Parent Common Stock shall be subject to the same terms and conditions as were applicable under such Company Restricted Share. The Company shall take all necessary actions to ensure that, from and after the Effective Time, the Parent (or its assignee) shall be entitled to exercise any repurchase option, vesting schedule or other rights set forth in the restricted stock agreements, vesting schedules or any other agreement. (ii) Except as expressly provided above, any other award of Company Restricted Shares and any accrued stock dividends shall vest in full (based on a deemed achievement of performance awards at the maximum level) and be converted into the right to receive the Merger Consideration as provided in Section 2.1(b). The Surviving Corporation will vest and pay all cash dividends accrued but unpaid on such Company Restricted Shares to the holders thereof within three (3) Business Days after the Effective Time.

(c) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.3 to any holder of Company Stock Options or Company Restricted Shares such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, and the Surviving Corporation shall make any required filings with and payments to Tax authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options or Company Restricted Shares in respect of which such deduction and withholding was made by the Surviving Corporation.

(d) No later than seven days prior to the Effective Time, the then-current Offering Period (as defined in the Company’s Associate Stock Purchase Plan (the “ASPP”)) shall terminate (the “Final Date”) and each participant therein shall be entitled to apply the payroll deductions of such participant accumulated as of the Final Date for the then-current Offering Period to the purchase of whole shares of Company Common Stock in accordance with the terms of the ASPP, which number of shares shall be canceled and be converted into the right to receive the Merger Consideration as provided in Section 2.1(b).

(e) Immediately prior to the Effective Time, all amounts held in participant accounts and denominated in Company Common Stock either under the Company’s Nonqualified Deferred Compensation Plan (as amended through the date hereof) or pursuant to individual deferred compensation agreements, shall vest in full and be converted into the right to receive the Merger Consideration, based on the number of shares of Company Common Stock deemed held in such participant accounts (“Deferred Equity Units”). Such obligation shall be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such Deferred Equity Units and prior to the time of any distribution, such deferred amounts shall be permitted to be deemed invested in another investment option under the applicable agreement, plan or arrangement.

(f) Prior to or at the Effective Time, the Compensation Committee of the Board of Directors of the Company shall make such adjustments and determinations and shall adopt any resolutions and take any corporate actions with respect to the Company Stock Options, Company Restricted Shares, the ASPP and Deferred Equity Units to implement the foregoing provisions of this Section 2.3. The Company shall take all actions necessary to ensure that after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any person pursuant to or in settlement of Company Stock Options, Company Restricted Shares, Deferred Equity Units or any other stock-based award.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the SEC and publicly available since June 30, 2004 and prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) (collectively, the “Filed SEC Documents”); or (ii) as disclosed in the like-numbered section of the disclosure letter delivered by the Company to Parent contemporaneously with the execution of this Agreement (the “Company Disclosure Letter”, it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1  Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and each of its Subsidiaries has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except when the failure to have such power or authority would not, individually or in the aggregate, have a Company Material Adverse Effect. True, complete and correct copies of the certificate of incorporation of the Company (the “Company Charter”) and the by-laws of the Company (the “Company By-laws”), as in effect as of the date of this Agreement, were made available to Parent prior to the date of this Agreement and the Company Charter and Company By-laws are in effect in such form.

(b) Each of the Company and each of its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent a correct and complete list of each jurisdiction where the Company and its Subsidiaries are organized and qualified to do business. The organizational or governing documents of the Company and each of its Subsidiaries, as provided to Parent prior to the date of this Agreement, are in full force and effect and neither the Company nor any Subsidiary is in violation of its organizational or governing documents in any material respect.

(c) As used in this Agreement, any reference to any fact, circumstance, event, change, effect or occurrence having a “Company Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, (1) has had or is reasonably likely to have a material adverse effect on the business, results of operation or financial condition of the Company and its Subsidiaries taken as a whole, or (2) that prevents the Company from consummating, or materially impairs the ability of the Company to consummate, the Merger, but, in the case of the foregoing clause (1), shall not include the following facts, circumstances, events, changes, effects or occurrences: (i) those generally affecting the industries in which the Company and its Subsidiaries operate, or the economy or the general financial, credit or securities markets in the United States, including effects on such industries, economy or markets resulting from (A) any regulatory and political conditions or developments, or (B) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; (ii) those reflecting or resulting from changes or proposed changes in Law or GAAP (or the interpretation thereof) generally applicable to companies engaged in the industries in which the Company and its Subsidiaries operate; (iii) those resulting from actions or omissions of the Company or any of its Subsidiaries which Parent has requested or to which Parent has consented, in each case in writing; (iv) those which the Company demonstrates through specific evidence to have resulted proximately from the announcement of the Merger or this Agreement or the transactions contemplated hereby (including any loss or departure of employees or adverse developments in relationships with customers, suppliers, distributors, financing sources, strategic partners or other business partners, to the extent but only to the extent so resulting); or

(v) any decline in the market price or trading volume of the equity securities of the Company or any failure, in and of itself, of the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings (provided that the exception in this clause (v) shall not prevent or otherwise affect a determination that any fact, circumstance, event change, effect or occurrence underlying such decline or failure has resulted in, or contributed to, a Company Material Adverse Effect); provided that with respect to clauses (i) and (ii) any such fact, circumstance, event, change, effect or occurrence does not disproportionately adversely affect the Company and its Subsidiaries compared to other companies operating in the industries in which the Company and its Subsidiaries operate.

Section 3.2  Capital Stock.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock, 48,500,000 shares of preferred stock, par value $0.01 per share (“Authorized Preferred Stock”), and 1,500,000 shares of Series A Junior Participating Cumulative Preferred Stock, par value $0.01 (the “Series A Preferred Stock”, and together with the Authorized Preferred Stock, the “Company Preferred Stock”) reserved for issuance in connection with the rights (the “Rights”) issued under the Rights Agreement, dated as of December 16, 1997, by and between the Company and The Fifth Third Bank, as amended (the “Company Rights Agreement”). As of July 31, 2007, (i) 88,042,324 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in treasury, (iii) 2,925,251 shares of Company Common Stock were reserved for issuance pursuant to the outstanding Company Stock Options, (iv) 798,995 shares of Company Common Stock were reserved for issuance pursuant to unvested restricted stock awards, (iv) no shares were reserved for issuance under the ASPP, (v) 7,500,000 shares of Company Common Stock were reserved for issuance in connection with warrants issued by the Company to third parties (the “Warrants”), and (vi) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clauses (iii), (iv) and (v) of the foregoing sentence, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights (and have not been, and will not be, issued in violation of any preemptive rights). Section 3.2(a) of the Company Disclosure Letter lists each outstanding Warrant, the number of shares of Company Common Stock issuable upon the exercises thereof, and the exercise price per share thereof.

(b) Except as set forth in subsection (a) above, as of the date hereof, (i) the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after July 31, 2007 under the ASPP or upon exercise of Company Stock Options or Warrants outstanding as of such date and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary. No shares of Company Common Stock are held by any Subsidiary of the Company.

(c) Except as set forth in subsection (a) or (b) above, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) Except as disclosed in the Filed SEC Documents, no holder of securities in the Company or any of its Subsidiaries has any right to have such securities or the offering or sale thereof registered under or pursuant to any securities Laws by the Company or any of its Subsidiaries.

(f) To the Knowledge of the Company, each Company Stock Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plans pursuant to which it was issued, (B) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of, or the date immediately preceding, such grant, (C) has a grant date identical to the date on which the Company’s Board of Directors or Compensation Committee actually awarded such Company Stock Option, and (D) qualifies for the tax and accounting treatment afforded to such Company Stock Option in the Company’s Tax Returns (as hereinafter defined) and the financial statements included in the Company SEC Documents (as hereinafter defined), respectively.

Section 3.3  Subsidiaries.  Section 3.3 of the Company Disclosure Letter sets forth a complete and correct list of each Subsidiary of the Company. Section 3.3 of the Company Disclosure Letter also sets forth the percentage of outstanding equity interests (including partnership interests and limited liability company interests) owned by the Company or its Subsidiaries of each of its Subsidiaries. All equity interests (including partnership interests and limited liability company interests) of the Company’s Subsidiaries held by the Company or by any other Subsidiary have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests owned by the Company or its Subsidiaries are owned free and clear of any Lien or other limitation or restriction (including any restriction on the right to vote, sell, or otherwise dispose of such equity interests), other than restrictions imposed by applicable Law.

Section 3.4  Corporate Authority Relative to This Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval (as hereinafter defined), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and, except for (i) the Company Stockholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. As of the date hereof, the Board of Directors of the Company has (A) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (B) approved and adopted this Agreement and the transactions contemplated hereby and (C) unanimously resolved to recommend that the Company’s stockholders adopt this Agreement and the transactions contemplated hereby (the “Recommendation”). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

(b) Other than in connection with or in compliance with (i) the DGCL, (ii) the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (iv) any antitrust, competition or similar laws of any foreign jurisdiction, (v) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”), (vi) such filings and approvals as are required to be made or obtained under the money transmitter or money services business Laws of various states, and (vii) the approvals set forth on Section 3.4(b) of the Company Disclosure Letter (collectively, the “Company Approvals”), no authorization, consent or approval of, or filing with, any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated hereby, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by the Company do not and will not, (i) result in any violation of, breach or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to any modification under or right of termination, cancellation, penalty or acceleration of any obligation or remedy, or to the loss of any benefit or any additional payment under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, Company Permit, concession, franchise, right, license, arrangement or other obligation to which the Company or any of its Subsidiaries is a party or to which their respective properties and assets are bound, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) contravene, conflict with or result in any violation of any provision of the Company Charter or Company By-laws or other equivalent organizational document of the Company’s Subsidiaries or (iii) assuming that the consents and approvals referred to in Section 3.4(b) are duly obtained, contravene, conflict with or result in any violation of any applicable Law, other than, in the case of clauses (i), (ii) (to the extent relating to Subsidiaries) and (iii), as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.5  Reports and Financial Statements.

(a) The Company and its Subsidiaries have filed all forms, documents, statements and reports required to be filed prior to the date hereof by them with the SEC since June 30, 2004 (the forms, documents, statements and reports filed with the SEC since June 30, 2004 and those filed with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseded filing prior to the date hereof, the Company SEC Documents complied, and each of the Company SEC Documents filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder. As of the time of filing with the SEC, none of the Company SEC Documents so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company SEC Document has been amended or superseded by a later Company SEC Document filed prior to the date hereof.

(b) The financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the Company SEC Documents fairly present (or will fairly present) in all material respects the financial position of the Company and its Subsidiaries on a consolidated basis, as at the respective dates thereof, and the consolidated results of operations, changes in stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments consistent with past experience and to any other adjustments described therein, including the notes thereto) in conformity in all material respects with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements or foreign Subsidiaries, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal or accounting requirements and reflect only actual transactions.

(c) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is recorded or made known on a timely basis to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(d) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act (“Internal Controls”). Such Internal Controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of Internal Controls prior to the date hereof, to the Company’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of Internal Controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Internal Controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since June 30, 2005.

(e) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company other than those made in the ordinary course of the Company’s business and on substantially the same terms as those prevailing at the time for comparable transactions with persons not related to the Company. The Company has not, since enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 3.6  No Undisclosed Liabilities.  Neither the Company nor any Subsidiary of the Company has any material liability or obligation of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, except (i) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement, (ii) for this Agreement and the transactions contemplated hereby, and (iii) for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2006.

Section 3.7  Compliance with Law; Permits.

(a) The Company and each of its Subsidiaries is, and since the later of June 30, 2004 and its respective date of formation or organization has been, in compliance with and is not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, award, settlement or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law (collectively, “Laws’’ and each, a “Law”), except where such non-compliance, default or violation would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries are not, and since June 30, 2004 have not been, in violation or breach of, or default under, any material Company Permit.

(c) Neither the Company nor any of its Subsidiaries maintains or conducts, and since June 30, 2004 has maintained or conducted, any business, investment, operation or other activity in or with: (i) any country or person targeted by any of the economic sanctions of the United States of America administered by the United States Treasury Department’s Office of Foreign Assets Control; (ii) any person appearing on the list of Specially Designated Nationals and Blocked Persons issued by the United States Treasury Department’s Office of Foreign Assets Control; or (iii) any country or person designated by the United States Secretary of the Treasury pursuant to the USA PATRIOT Act as being of “primary money laundering concern”.

Section 3.8  Environmental Laws and Regulations.

(a) Except as set forth in Section 3.8(a) of the Company Disclosure Letter (i) the Company and each of its Subsidiaries have conducted their respective businesses in material compliance with all applicable Environmental Laws (as hereinafter defined), (ii) there has been no release of any Hazardous Substance (as hereinafter defined) by the Company or any of its Subsidiaries in any manner that could reasonably be expected to give rise to any material remedial obligation or corrective action requirement under applicable Environmental Laws, (iii) neither the Company nor any of its Subsidiaries has received in writing any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local or foreign or provincial Governmental Entity or private party asserting that the Company or any of its Subsidiaries is in material violation of, or liable under, any Environmental Law, in each case in a manner that would be material to the Company and its Subsidiaries, (iv) to the Company’s Knowledge no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any material liability under Environmental Law, from any properties while owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries and (v) neither the Company, its Subsidiaries nor any of their respective properties are, or, to the Knowledge of the Company, threatened to become, subject to any material liabilities relating to any suit, settlement, court Order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

(c) As used herein, “Hazardous Substance” means any substance regulated under any Environmental Law including those listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum compounds and mold.

Section 3.9  Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan (other than Company Non-U.S. Benefit Plans). For purposes of this Agreement, the term “Company Benefit Plan” shall mean any material employee or director benefit plan, arrangement or agreement, including, without limitation, any such plan that is an employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) or a bonus, incentive, deferred compensation, vacation, stock purchase, stock option, stock-based severance, employment, change of control or fringe benefit plan, program or agreement that is sponsored or maintained by the Company or any of its Subsidiaries to or for the benefit of the current or former employees, independent contractors or directors of the Company and its Subsidiaries. The fifth Recital to this Agreement is true and accurate.

(b) The Company has heretofore made available to Parent true and complete copies of each of the Company Benefit Plans (other than Company Non-U.S. Benefit Plans) and (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the most recent (A) Annual Reports (Form 5500 Series) and accompanying schedules, if any, (B) audited financial statements and (C) actuarial valuation reports; (iii) the most recent determination letter from the Internal Revenue Service (“IRS”) (if applicable) for such Company Benefit Plan; and (iv) any related trust agreement or funding instrument now in effect or required in the future as a result of the transactions contemplated by this Agreement.

(c) Other than with respect to Company Non-U.S. Benefit Plans, (i) each of the Company Benefit Plans has been established, operated and administered in all material respects with applicable Laws, including, but not limited to, ERISA, the Code and, in each case, the regulations thereunder; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS, and to the Knowledge of the Company, there are no existing circumstances or events that have occurred that would reasonably be expected to result in the revocation of such letter; (iii) no Company Benefit Plan is subject to Title IV of ERISA; (iv) no Company Benefit Plan provides health, life insurance or disability benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (v) no material liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full, and, to the Knowledge of the Company, no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate of the Company of incurring a material liability thereunder; (vi) no Company Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vii) all material contributions or other material amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; (viii) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries would reasonably be expected to be subject to either a material civil penalty assessed pursuant to Section 409 of ERISA or a material Tax imposed pursuant to Section 4975 of the Code; and (ix) there are no material pending, threatened or, to the Knowledge of the Company, anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto which would reasonably be expected to result in any liability of the Company or any of its Subsidiaries. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(d) No Company Benefit Plan exists that as a result of the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any employee or officer of the Company or any of its Subsidiaries to severance pay or any increase in severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, (ii) accelerate the time of payment or vesting, or result in any payment or funding of compensation or benefits, or increase the amount of compensation or benefits due to any such employee, consultant or officer, except as expressly provided in this Agreement, (iii) result in payments which would not be deductible under Section 162(m) or Section 280G of the Code, or (iv) limit or restrict the right to merge, amend or terminate any of the Company Benefit Plans.

(e) Except as would not have a Company Material Adverse Effect, (i) all Company Benefit Plans maintained outside of the U.S. primarily for the benefit of employees working outside of the U.S. (such Company Benefit Plans, “Company Non-U.S. Benefit Plans”) comply with applicable local Law, (ii) the Company and its Subsidiaries have no unfunded liabilities with respect to any such Company Non-U.S. Benefit Plan and (iii) as of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened litigation relating to Company Non-U.S. Benefit Plans. As soon as practicable following the date hereof (but no later than 30 days after the date hereof), the Company shall provide to Parent a list of all Company Non-U.S. Benefit Plans.

(f) The Company has used reasonable efforts to maintain and administer, in good faith compliance with the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder, all Company Benefit Plans that are “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code).

(g) Except for any amendments entered into on the date hereof and previously provided to Parent, the retention agreements that the Company entered into on July 27, 2007, as set forth on Section 3.9(a) of the Company Disclosure Letter, have not been amended or restated from the versions entered into on July 27, 2007.

Section 3.10  Absence of Certain Changes or Events.  Since June 30, 2006, except as otherwise required or contemplated by this Agreement, (a) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice and (b) there have not been any facts, circumstances, events, changes, effects or occurrences that have had or would, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.11  Investigations; Litigation.

(a) There are no (i) actions, claims, suits, oppositions, cancellations, arbitrations, objections, investigations or proceedings (each, an “Action”) pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties, at Law or in equity (and, to the Knowledge of the Company, no basis for any such Action exists), or (ii) Orders of any Governmental Entity against the Company or any of its Subsidiaries, in each case of clause (i) or (ii), which would, individually or in the aggregate, have a Company Material Adverse Effect. As of the date hereof, there is no Action pending against (or, to the Knowledge of the Company, threatened) the Company that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger.

(b) Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been since January 1, 2005, a recipient of any supervisory letter from, or has been ordered to pay any material civil money penalty by, or since January 1, 2005, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity, in each case that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Letter, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since January 1, 2005, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

Section 3.12  Company Information.  The Proxy Statement will not at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the times of the Company Meeting, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by the Company with respect to information supplied by or related to or the sufficiency of disclosures related to, Parent, Merger Sub or any Affiliate or representative of Parent or Merger Sub. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by the Company with respect to information supplied by or related to Parent, Merger Sub or any Affiliate or representative of Parent or Merger Sub.

Section 3.13  Tax Matters.

(a) (i) The Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all material Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate in all material respects,

(ii) the Company and each of its Subsidiaries have timely paid all material Taxes that are required to be paid by any of them (whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP,

(iii) the U.S. consolidated federal income Tax Returns of the Company through the Tax year ending June 30, 2004 have been examined and the U.S. consolidated federal income Tax Return of the Company for the Tax year ending June 30, 2005 is as of the date hereof being examined by the IRS (or the period for assessment of the Taxes in respect of which such Tax Return was required to be filed has expired),

(iv) all assessments for material Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid,

(v) no Taxing authority has asserted any adjustment that would result in an additional material Tax on the Company or any of its Subsidiaries which has not been fully paid,

(vi) there is no material pending audit, examination, investigation, dispute, proceeding or claim relating to any Tax on the Company or any of its Subsidiaries (collectively, a “Proceeding”),

(vii) there are no Liens for material Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable or Liens for Taxes that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP,

(viii) none of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof,

(ix) the Company and its Subsidiaries have withheld or collected and paid over to the appropriate Taxing authority or deposited in accordance with applicable Laws all material Taxes required to have been withheld or collected and paid or deposited in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party,

(x) except as disclosed in Section 3.13(a)(x) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax, and no such waivers of statutes of limitation or extensions have been requested from the Company or any Subsidiary,

(xi) neither the Company nor any of its Subsidiaries (a) has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (b) owes any material amount under any Tax sharing, indemnification or allocation agreement (other than a written agreement between or among the Company and its Subsidiaries), (c) is or has ever been a party to any Tax sharing or Tax allocation agreement, arrangement or understanding (other than a written agreement, written arrangement or written understanding between or among the Company and its Subsidiaries) or (d) has any material liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar Law),

(xii) no closing agreements, private letter rulings, technical advance memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any Subsidiary, and neither the Company nor any of its Subsidiaries have outstanding any ruling request, request for consent to change a method of accounting, subpoena or request for information with or from a Taxing authority in connection with any Tax matter,

(xiii) except as disclosed in Section 3.13(a)(xiii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has or has ever had a fixed place of business or permanent establishment in any foreign country, and

(xiv) neither the Company nor any of its Subsidiaries (including current or former subsidiaries) has been a party to any transaction which the IRS has determined to be a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2).

(b) As used in this Agreement, (i) “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, imposts, levies or other like assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, environmental windfall profits, unclaimed funds and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with or with respect thereto and any interest in respect of such additions and penalties, and (ii) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return, consolidated federal income tax return or declaration of estimated Taxes (and including any amendments with respect thereto).

Section 3.14  Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization applicable to their respective employees, excluding, for this purpose, any non-U.S. industry-wide multiemployer bargaining agreement. Neither the Company nor any of its Subsidiaries is subject to a dispute, strike or work stoppage, except as would not, individually or in the aggregate, result in any material liability to the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, result in any material liability to the Company or any of its Subsidiaries.

Section 3.15  Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of all (i) registered Intellectual Property owned by the Company and its Subsidiaries, indicating for each registered item the registration or application number, the record owner and the applicable filing jurisdiction, and (ii) material unregistered trademarks owned by the Company and its Subsidiaries.

(b) Either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use, all Intellectual Property material to their respective businesses as currently conducted (“Company IP”) free and clear of any Liens (other than, for the avoidance of doubt, obligations to pay royalties in the case of licensed in Intellectual Property), and all such rights shall survive unchanged the consummation of the transactions contemplated in this Agreement. There are no pending or, to the Knowledge of the Company, threatened claims by any person alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any other person’s Intellectual Property. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries and the Company IP does not misappropriate, infringe or otherwise violate any Intellectual Property of any other person. Neither the Company nor any of its Subsidiaries has made any claim for misappropriation, infringement or other violation by others of its rights in, to or in connection with the Intellectual Property of the Company or any of its Subsidiaries. To the Knowledge of the Company, no person is misappropriating, infringing or otherwise violating any Intellectual Property of the Company or any of its Subsidiaries.

(c) Each IP Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and in full force and effect. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party, is in breach or default under any such IP Contract and the Company and its Subsidiaries know of no valid basis for the same. No party to any IP Contract has given the Company or its Subsidiaries notice of its intention to cancel, terminate, change the scope of rights under, or fail to renew any IP Contract. The transactions contemplated by this Agreement will not place the Company or its Subsidiaries in breach or default of any IP Contract, or trigger any modification, termination or acceleration or cause any additional fees to be due thereunder, or create any license under or Lien on Intellectual Property owned by the Parent or its Subsidiaries.

(d) The Company and its Subsidiaries (i) take reasonable actions to protect, maintain and preserve the (A) operation and security of their IT Assets, (B) confidentiality of data, information, and Trade Secrets owned, held or used by the Company or its Subsidiaries, and (C) Intellectual Property material to their respective businesses (including by having and enforcing a policy that appropriate prior and current employees, consultants and agents, execute non-disclosure and invention assignment agreements for the benefit of the Company and/or its Subsidiaries), (iii) abide by all Laws and internal policies regarding the collection, use and disclosure of personally identifiable and other confidential information, including customer and client information, and (iv) are not subject to any pending or, to the Knowledge of the Company, threatened claim that alleges a breach of any of the foregoing. To the Knowledge of the Company, none of the Company’s or its Subsidiaries’ current employees has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company in furtherance of its business, which patents or applications have not been assigned to the Company.

(e) Operations at the Company’s and its Subsidiaries’ data centers have not been interrupted or failed within the past three (3) years in a manner that materially impaired the Company’s or its Subsidiaries’ ability to deliver the Company’s core products and services to their respective customers. The Company IP (i) is not subject to any pending or outstanding Action or Order, and to the Knowledge of the Company, there are no Actions or Orders threatened, that question or seek to cancel, limit, challenge or modify the ownership, validity, enforceability, registerability, use or right to use the Company IP, or that would restrict, impair or otherwise materially adversely affect the Company’s or its Subsidiaries’ use thereof or their rights thereto, and (ii) that is owned or exclusively licensed by the Company or its Subsidiaries, to the Knowledge of the Company, is valid and enforceable.

Section 3.16  Property.  The Company and each of its Subsidiaries has good and valid title to all its owned real property and valid leasehold interests in all its leased properties and good title to all its other owned properties and assets in each case as reflected in the most recent balance sheet included in the Company SEC Documents, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens of any nature whatsoever, except (a) Liens for current taxes, payments of which are not yet delinquent, (b) Liens permissible under any applicable loan agreements and indentures, and (c) such imperfections in title and easements and encumbrances as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company’s or such Subsidiary’s business operations (in the manner presently carried on by the Company or such Subsidiary). All leases under which the Company or any of its Subsidiaries leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default and no event has occurred which, with notice, lapse of time or both would constitute a breach, violation or default by any of the Company or its Subsidiaries or permit termination, modification, acceleration or repudiation by any third party thereunder, except for, in each case, any ineffectiveness, invalidity, failure to be binding, unenforceability, breach, violation, default, termination, modification, acceleration or repudiation that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.17  Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of Goldman, Sachs & Co., dated as of the date hereof, to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view.

Section 3.18  Required Vote of the Company Stockholders.  Assuming the accuracy of the representations and warranties in Section 4.8, the affirmative vote of the holders of outstanding shares of Company Common Stock, voting together as a single class, representing at least a majority of all the votes then entitled to vote at a meeting of stockholders, is the only vote of holders of securities of the Company which is required to approve this Agreement, the Merger and the other transactions contemplated hereby (the “Company Stockholder Approval”).

Section 3.19  Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans or as filed with the SEC prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any Contract (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to the Company; (ii) which constitutes a Contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $3 million; (iii) which contains any provision that would by its terms materially restrict or alter the conduct of business of, or purport materially to restrict or alter the conduct of business of, the Company or any of its Affiliates (including, following the consummation of the Merger, Parent or, to the Company’s Knowledge, any Affiliate of Parent); (iv) which contains a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of the other party or any of its Affiliates; or (v) which contains any provision that would limit in any material respect the ability of the Company and its Subsidiaries to solicit prospective employees or customers or would so limit or purport to limit the ability of Parent or its Affiliates to do so after the Effective Time (all contracts of the type described in this Section 3.19(a) being referred to herein as “Company Material Contracts”).

(b) A true and complete copy of each Company Material Contract has been made available to Parent prior to the date of this Agreement and (i) each such Company Material Contract is a valid and binding agreement of the Company or one or more of its Subsidiaries, as the case may be, and is in full force and effect, and (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in default or breach in any material respect under the terms of any such Company Material Contract.

Section 3.20  Finders or Brokers.  Except for Goldman, Sachs & Co., neither the Company nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.

Section 3.21  State Takeover Statutes; Rights Plan.  The Board of Directors of the Company has approved this Agreement, and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” set forth in Section 203 of the DGCL and, to the Knowledge of the Company, similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” laws (in each case assuming the accuracy of the representations and warranties in Section 4.8). The Company has taken all action necessary so that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Company Rights Agreement or enable or require the rights issuable thereunder to be exercised, distributed or triggered.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (i) as disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the SEC and publicly available prior to the date of this Agreement (collectively, the “Parent Filed SEC Documents”) (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) or (ii) as disclosed in the like-numbered section of the disclosure letter delivered by Parent to the Company contemporaneously with the execution of this Agreement (the “Parent Disclosure Letter,” it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1  Qualification; Organization.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except when the failure to have such power or authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. True, complete and correct copies of the articles of incorporation of Parent (the “Parent Charter”) and the by-laws of Parent (the “Parent By-laws”), as in effect as of the date of this Agreement, were made available to the Company prior to the date of this Agreement and the Parent Charter and Parent By-laws are in effect in such form.

(b) Each of Parent and Merger Sub is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect. The organizational or governing documents of the Parent and Merger Sub, as provided to the Company prior to the date of this Agreement, are in full force and effect and neither Parent nor Merger Sub is in violation of its organizational or governing documents in any material respect.

Section 4.2  Corporate Authority Relative to This Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

(b) Other than in connection with or in compliance with (i) the DGCL, (ii) the Exchange Act, (iii) the HSR Act, (iv) any antitrust, competition or similar laws of any foreign jurisdiction, (v) such filings and approvals as are required to be made or obtained under the money transmitter or money services business Laws of various states and (vi) the approvals set forth on Section 4.2(b) of the Parent Disclosure Letter (collectively, the “Parent Approvals”), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) The execution, delivery and performance by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not (i) result in any violation of, breach or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to any modification under or right of termination, cancellation, penalty or acceleration of any obligation or remedy, or to the loss of any benefit or any additional payment under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right, license, arrangement or other obligations to which Parent or any of its Subsidiaries is a party or to which their respective properties and assets are bound, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) contravene, conflict with or result in any violation of any provision of the Parent Charter or Parent By-laws or other equivalent organizational document, in each case as amended, of Parent’s Subsidiaries or (iii) assuming that the consents and approvals referred to in Section 4.2(b) are duly obtained, contravene, conflict with or result in any violation of any applicable Laws, other than, in the case of clauses (i) and (iii), as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.3  Parent Information.  None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Company Meeting, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by Parent with respect to information supplied by or related to or the sufficiency of disclosures related to the Company or any Affiliate or representative of the Company.

Section 4.4  Availability of Funds.  As of the Closing Date Parent shall have or have immediately available to it sufficient funds to consummate the Merger and the other transactions contemplated hereby and required for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration and the consideration in respect of the Company Stock Options and the Company Restricted Shares under Section 2.3.

Section 4.5  Ownership and Operations of Merger Sub.  As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 shares of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business other than (x) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement and (y) in relation to this Agreement, the Merger and the other transactions contemplated hereby and the financing of such transactions.

Section 4.6  Finders or Brokers.  Except for Credit Suisse Securities (USA), neither Parent nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.

Section 4.7  Ownership of Shares.  Neither Parent nor Merger Sub owns any Shares, beneficially, of record or otherwise, as of the date hereof or at any time prior to the time that is immediately prior to the Effective Time other than Shares acquired after the date hereof.

Section 4.8  No Interested Shareholder.  Prior to the Board of Directors of the Company approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL, neither Parent nor Merger Sub, alone or together with any other Person, was at any time, or became, an “interested shareholder” thereunder or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement, the Merger, or any transactions contemplated by this Agreement.

Section 4.9  Investigations; Litigation.  There are no Actions pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or any of its Subsidiaries, or any of their respective properties, at Law or in equity (and, to the Knowledge of Parent, no basis for any such Action exists), or (ii) Orders of any Governmental Entity against Parent or any of its Subsidiaries, in each case of clause (i) or (ii), which would, individually or in the aggregate, have a Parent Material Adverse Effect. As of the date hereof, there is no Action pending (or, to the Knowledge of Parent, threatened) against Parent that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1  Conduct of Business.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be otherwise required by applicable Law, (ii) with the prior written consent of Parent (not to be unreasonably withheld or delayed), (iii) as expressly contemplated or permitted by this Agreement or (iv) as disclosed in Section 5.1 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in all material respects in the ordinary course consistent with past practices, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and to retain the services of its key officers and key employees and (iii) take no action which is intended to or which would reasonably be expected to materially adversely affect or materially delay the ability of any of the parties hereto to obtain any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby, to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or otherwise materially delay or prohibit consummation of the Merger or other transactions contemplated hereby; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 5.1(b).

(b) The Company agrees with Parent that between the date hereof and the earlier of the Effective Time and the Termination Date, except as set forth in Section 5.1(b) of the Company Disclosure Letter or as otherwise expressly contemplated or expressly permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (not to be unreasonably withheld or delayed):

(i) adjust, split, combine or reclassify any capital stock or otherwise amend the terms of its capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber or pledge any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except in connection with the exercise of stock options or settlement of other awards or obligations outstanding as of the date hereof (or permitted hereunder to be granted after the date hereof); provided that this Section 5.1(b)(ii) shall not apply dividends or distributions paid in cash by Subsidiaries to the Company or to other Subsidiaries;

(iii) grant any person any right to acquire any shares of its capital stock;

(iv) issue, sell, dispose of or otherwise permit to become outstanding, or authorize or propose the creation of, any additional shares of capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except pursuant to the exercise of Warrants or stock options or settlement of other awards outstanding as of the date hereof (or permitted hereunder to be granted after the date hereof) and in accordance with the terms of such instruments or as required under any Company Benefit Plan;

(v) purchase, sell, transfer, mortgage, encumber or otherwise dispose of (i) any properties or assets having a value in excess of $3 million in the aggregate (other than sales of inventory, or commodity, purchase, sale or hedging agreements, in each case in the ordinary course of business), or (ii) any material Company IP owned by the Company or its Subsidiaries, except as disclosed in Section 5.1(b)(v) of the Company Disclosure Letter;

(vi) make any capital expenditures not contemplated by the capital expenditure budget previously made available to Parent having an aggregate value in excess of $2.0 million for any 12 consecutive month period;

(vii) incur, assume, guarantee, or become obligated with respect to any debt, excluding intercompany debt, other than settlement obligations incurred in the ordinary course of business and other than pursuant to the Company’s revolving credit facility or under short-term debt or overdraft facilities, in each case as in effect as of the date hereof and as renewed on substantially similar terms from time to time;

(viii) make any investment in excess of $3 million in the aggregate, whether by purchase of stock or securities, contributions to capital, property transfers, or entering into binding agreements with respect to any such investment or acquisition;

(ix) make any acquisition of another Person or business, whether by purchase of stock or securities, contributions to capital, property transfers, or entering into binding agreements with respect to any such investment or acquisition;

(x) except in the ordinary course of business consistent with past practice, enter into, renew, extend, materially amend or terminate any Company Material Contract or Contract which if entered into prior to the date hereof would be a Company Material Contract other than any Contract relating to indebtedness that would not be prohibited under clause (vii) of this Section 5.1(b) or Contracts relating to compensation or benefits or Company Benefit Plans to the extent not prohibited under clause (xi) of this Section 5.1(b);

(xi) except as required by Law (including Section 409A of the Code) or by Contracts in existence as of the date hereof or by Company Benefit Plans or as disclosed in Section 5.1(b)(xi) of the Company Disclosure Letter, (A) increase in any manner the compensation, bonus, severance or benefits of, pay any bonus to, or make any new equity-based awards to, any of its employees, directors, consultants, independent contractors or service providers except in the ordinary course of business consistent with past practice, (B) pay, grant or provide any pension, severance or retirement benefits not required by any existing plan or agreement to any employees, directors, consultants, independent contractors or service providers, (C) enter into, amend (other than amendments that do not materially increase the cost to the Company or any of its Subsidiaries of maintaining the applicable compensation or benefit program, policy, arrangement or agreement), adopt, implement or otherwise commit itself to, or terminate any compensation or benefit plan, program, policy, arrangement or agreement including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan, policy, arrangement or agreement or employment or consulting agreement with or for the benefit of any employee, director, consultant, independent contractor or service provider or amend the terms of any outstanding equity-based award, or (D) accelerate the vesting, or payment, or fund or secure the payment of, or the lapsing of restrictions with respect to, any compensation, stock options other stock-based compensation or other benefits;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $3 million in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than in the ordinary course consistent with past practice;

(xiii) amend or waive any provision of the Company Charter or the Company By-laws or other equivalent organizational documents of the Company’s Subsidiaries or of the Company Rights Agreement or, in the case of the Company, enter into any agreement with any of its stockholders in their capacity as such;

(xiv) take any action that is intended or would reasonably be expected to, individually or in the aggregate with other such actions, result in any of the conditions to the Merger set forth in ARTICLE VI not being satisfied;

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

(xvi) implement or adopt any material change in its financial accounting principles, practices or methods, other than as required by GAAP, the Company’s outside auditors, applicable Law or regulatory guidelines;

(xvii) enter into any new line of business or materially change its risk, investment, asset liability management and operating policies, except as required by applicable Law;

(xviii) let lapse, abandon or cancel any registered Company IP owned by the Company or its Subsidiaries except, if consistent with reasonable business judgment, such Company IP is no longer useful in the business of the Company or its Subsidiaries;

(xix) enter into any closing agreement with respect to material Taxes, settle or compromise any material liability for Taxes, make, revoke or change any material Tax election, agree to any adjustment of any material Tax attribute, file or surrender any claim for a material refund of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any amended Tax Return or obtain any Tax ruling, change any annual Tax accounting period, change any method of Tax accounting or file for any change in accounting method; or

(xx) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.1(b).

(c) From and after the date hereof and prior to the earlier of the Effective Time or the Termination Date and except (i) as may be otherwise required by applicable Law, (ii) with the prior written consent of the Company (not to be unreasonably withheld or delayed) or (iii) as expressly contemplated or permitted by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, (a) take any action which is intended to or which would reasonably be expected to materially adversely affect or materially delay the ability of any of the parties hereto to obtain any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby, to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or otherwise materially delay or prohibit consummation of the Merger or other transactions contemplated hereby; or (b) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.1(c).

(d) The Company shall not amend or modify, or waive any provision of, any Employment Agreement, without the prior written consent of Parent.

Section 5.2  Access.

(a) From the date hereof until the Effective Time, upon reasonable notice and subject to the requirements and prohibitions of applicable Laws, the Company shall provide to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books, records and personnel of the Company and its Subsidiaries, and furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such other information concerning its business, properties and personnel as such persons may reasonably request, except that nothing herein shall require a party or any of its Subsidiaries to disclose any information that would reasonably be expected to cause a violation of any agreement to which such party or any of its Subsidiaries is a party or would cause a risk of a loss of privilege to such party or any of its Subsidiaries. Any investigation pursuant to this Section 5.2(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by a party in any investigation pursuant to this Section 5.2(a) shall affect or be deemed to modify any representation or warranty made by the Company in ARTICLE III or by Parent in ARTICLE IV.

(b) The Company shall provide, and shall cause its Subsidiaries and its and their respective Representatives to provide, to Parent and its lenders such historical, financial and other business information regarding the Company and its Subsidiaries or Parent may reasonably request, and to provide reasonable cooperation to Parent in connection with the Financing as may be reasonably requested by Parent, including (i) using reasonable efforts to cause to be prepared and provided to Parent such financial information and data and financial statements of the Company as may be reasonably required in connection with the Financing, (ii) causing senior executives of the Company, in each case to the extent reasonably required, to (A) participate in meetings, presentations, road shows, due diligence sessions with prospective lenders and sessions with rating agencies, (B) assist with the preparation of materials for rating agency presentations, offering documents, business projections and similar marketing documents in connection with the Financing, and (C) assist in negotiating the documentation for the Financing, including reviewing and commenting on documentation and participating in drafting and negotiating sessions with the lenders, (iii) using reasonable efforts to obtain officers’ certificates, legal opinions, accountants’ comfort letters and consents to the use of audit reports in connection with the Financing, and (iv) executing and delivering, at or immediately prior to the Effective Time, definitive financing documents in connection with the Financing, provided in each case that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. Notwithstanding anything in this section to the contrary, none of the Company or any Subsidiary thereof shall be required to pay any commitment or other similar fee or incur any unreimbursed liability in connection with the Financing prior to the Effective Time. For purposes of this Section 5.2(b), “Financing” means the financing that is referred to in the Commitment Letter, dated on or about the date hereof, by and between Parent, Credit Suisse Securities (USA) LLC and Credit Suisse or, alternatively, any replacement financing. For the avoidance of doubt, the Company’s obligations in this Section 5.2(b) are limited to reasonable cooperation, and obtaining the Financing shall not in any event be deemed to be the responsibility of the Company.

(c) Each party hereby agrees that all information provided to it or its counsel, financial advisors, auditors and other authorized representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Evaluation Materials” as such term is used in and for all purposes of, and shall be treated in accordance with, those certain Confidentiality Agreements, dated May 24, 2007 and July 6, 2007, between the Company and Parent (the “Confidentiality Agreements”) as if it had been provided prior to the date of this Agreement.

(d) Promptly following the date hereof, the Company shall use its reasonable best efforts to cause any person to whom the Company has provided documents, data or other materials relating to the Company or its Subsidiaries in connection with the consideration of any business combination involving the Company to return or destroy any such documents, files, data or other materials in accordance with the confidentiality agreement between the Company and such person.

Section 5.3  No Solicitation.

(a) Subject to Section 5.3(b)-(f), the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall direct its and their respective officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries (“Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage (including by providing information) or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal, (ii) engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions with any person relating to, an actual or proposed Alternative Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Alternative Proposal, including exempting any Person (other than Parent and Merger Sub and their Affiliates) from the Company Rights Agreement, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal, (v) amend, terminate, waive or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement, or (vi) resolve to propose or agree to do any of the foregoing; provided, however, it is understood and agreed that any determination or action by the Board of Directors of the Company permitted under Section 5.3(c) or (d) shall not be deemed to be a breach or violation of this Section 5.3(a).

(b) The Company shall, shall cause each of its Subsidiaries to, and shall direct each of its Representatives to, immediately cease any solicitations, discussions or negotiations with any Person (other than the parties hereto) that has made or indicated an intention to make an Alternative Proposal, in each case that exist as of the date hereof.

(c) Notwithstanding anything to the contrary in Section 5.3(a) or (b), if the Company receives an unsolicited Alternative Proposal from a person (other than Parent) which did not result from or arise in connection with a breach of Section 5.3(a), and which the Board of Directors of the Company determines, in good faith, after consultation with its outside counsel and financial advisors, is reasonably likely to result in a Superior Proposal, then, prior to the Company Meeting (but not thereafter) the Company may, and may permit its Subsidiaries and Representatives to, (i) furnish non-public information with respect to the Company and its Subsidiaries to the person making such Alternative Proposal and its Representatives pursuant to a customary confidentiality agreement with such person on substantially the same terms as and that is no less restrictive of such person than the Confidentiality Agreements, and (ii) participate in discussions or negotiations with such person and its Representatives regarding such Alternative Proposal; provided, however, that the Company shall simultaneously provide or make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to such person or its Representatives which was not previously provided or made available to Parent.

(d) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the Recommendation, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Alternative Proposal or (iii) approve or recommend, or publicly propose to approve, endorse or recommend, any Alternative Proposal. Notwithstanding the foregoing, if, prior to receipt of the Company Stockholder Approval, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that failure to so withdraw or modify its Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Board of Directors of the Company or any committee thereof may withdraw or modify its Recommendation; provided, however, that no such withdrawal or modification may be made until after at least 48 hours following Parent’s receipt of written notice from the Company advising that management of the Company currently intends to recommend to its Board of Directors that it take such action and the basis therefor, including all necessary information under Section 5.3(e). In determining whether to withdraw or modify its Recommendation in response to a Superior Proposal or otherwise, the Board of Directors of the Company shall taken into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice.

(e) The Company promptly (and in any event within 48 hours) shall advise Parent orally and in writing of (i) any Alternative Proposal or indication or inquiry with respect to or that would reasonably be expected to lead to any Alternative Proposal, (ii) any request for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Alternative Proposal, and (iii) any inquiry or request for discussion or negotiation regarding an Alternative Proposal, including in each case the identity of the person making any such Alternative Proposal or indication or inquiry and the material terms of any such Alternative Proposal or indication or inquiry (including copies of any document or correspondence evidencing such Alternative Proposal or inquiry). The Company shall keep Parent reasonably informed on a reasonably current basis of the status (including any material change to the terms thereof) of any such Alternative Proposal or indication or inquiry.

(f) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) disclosing to its stockholders a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or (ii) making any required disclosure to the Company’s stockholders if, in the good faith judgment of such Board of Directors, after consultation and the receipt of advice from its outside counsel, failure to disclose such information would reasonably be expected to violate its obligations under applicable Law; provided, however, that if any such disclosure constitutes a withdrawal of the Recommendation or a modification of the Recommendation in a manner adverse to Parent or Merger Sub, Parent shall have the rights specified in Section 7.1(d)(ii) and 7.2(a)(ii).

(g) As used in this Agreement, “Alternative Proposal” shall mean any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for (i) a merger, reorganization, consolidation, share exchange, tender offer, exchange offer, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company or any Significant Subsidiary of the Company or (ii) the acquisition in any manner, directly or indirectly, of over 20% of the voting power in or business or assets of the Company or any of its Significant Subsidiaries, in each case other than the Merger.

(h) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Alternative Proposal (i) on terms which the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal (including the likelihood and timing of consummation thereof and all legal, financial, regulatory and other aspects of such proposal and the identity of the person making the proposal), and this Agreement (including any proposal committed to by Parent in good faith to amend the terms of this Agreement and the Merger in response to such proposal or otherwise; provided that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Alternative Proposal shall be deemed to be references to “50%.”

Section 5.4  Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement and Parent shall cooperate with the Company in connection with the preparation of the Proxy Statement. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing, and shall thereafter mail or deliver the Proxy Statement to the stockholders of the Company. The Company shall as promptly as reasonably practicable notify Parent of the receipt of any oral or written comments from the staff of the SEC relating to the Proxy Statement. The Company shall cooperate and provide Parent with the opportunity to review and comment on (i) the draft of the Proxy Statement (including each amendment or supplement thereto) and (ii) all written responses to requests for additional information by and replies to written comments of the staff of the SEC, prior to filing of the Proxy Statement with or sending such to the SEC, and the Company will provide to Parent copies of all such filings made and correspondence with the SEC or its staff with respect thereto. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to its stockholders.

(b) The Company shall (i) take all action necessary in accordance with the DGCL and the Company Charter and the Company By-laws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC (such meeting or any adjournment or postponement thereof, the “Company Meeting”), and (ii) use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby and include its Recommendation in the Proxy Statement. Notwithstanding the foregoing, the Board of Directors of the Company may withdraw or modify its Recommendation in accordance with Section 5.3(d); provided that this Agreement, the Merger and the other transactions contemplated hereby shall be submitted to the stockholders of the Company at the Company Meeting for the purpose of approving this Agreement, the Merger and such other transactions contemplated hereby and nothing contained herein shall be deemed to relieve the Company of such obligation, provided, further, that if the Board of Directors of the Company shall have withdrawn or modified its Recommendation in accordance with Section 5.3(d), then in submitting this Agreement to the Company’s stockholders, the Board of Directors of the Company may submit this Agreement to the Company’s stockholders without Recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of the Company may communicate the basis for its lack of Recommendation to the Company’s stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable law.

Section 5.5  Employee Matters.

(a) For a period following the Effective Time until December 31, 2008, Parent shall provide, or shall cause to be provided, to each current employee of the Company and its Subsidiaries (“Company Employees”) annual base salary and base wages, cash incentive compensation opportunities and benefits, in each case, that are no less favorable than such annual base salary and base wages, cash incentive compensation opportunities and benefits provided to the Company Employees immediately prior to the Effective Time. Notwithstanding any other provision of this Agreement to the contrary, (x) Parent shall or shall cause the Surviving Corporation to provide Company Employees whose employment terminates during the one-year period following the Effective Time with severance benefits in an amount that is equal to the severance benefits that such Company Employee would have been entitled to pursuant to and under circumstances consistent with the terms of the Company’s severance plan applicable to such Company Employee; provided, that such severance benefits shall be determined without taking into account any reduction after the Effective Time in base salary or base wages paid to Company Employees and shall take into account the service crediting provisions set forth in Section 5.5(b) below, and (y) the Company shall be entitled to establish a retention plan (the “Retention Plan”) pursuant to which awards in the aggregate not in excess of the amount set forth on Section 5.5(a) of the Company Disclosure Letter may be granted by the Chief Executive Officer of the Company to such officers and employees (other than Key Employees and any other employee who is a party to a retention agreement or severance agreement with the Company) of the Company and its Subsidiaries specified by, and payable on such terms and conditions as determined by the Chief Executive Officer of the Company after consultation with the senior management of Parent. Parent shall or shall cause the Surviving Corporation to honor the Retention Plan in accordance with its terms.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (including the Company Benefits Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any final average pay defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, to the extent legally permissible, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all obligations under the Company Benefit Plans and compensation and severance arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, provided that, subject to the requirements of Section 5.5(a), nothing herein shall prohibit the Surviving Corporation from amending or terminating any particular Company Benefit Plan to the extent permitted by its terms or applicable Law.

(d) The provisions of this Section 5.5 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associate therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement and nothing herein shall be construed as an amendment to any Company Benefit Plan for any purpose.

Section 5.6  Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to, and shall assist and cooperate with the other parties, to (i) consummate and make effective the Merger and the other transactions contemplated hereby, (ii) obtain as promptly as practicable all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals and the Parent Approvals, from Governmental Entities and make such registrations and filings as may be necessary to obtain an approval, clearance, or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) obtain as promptly as practicable of all necessary consents, approvals or waivers from third parties, (iv) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated hereby and (v) execute and deliver any additional instruments reasonably necessary to consummate the transactions contemplated hereby.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly after the date hereof, file any and all Notification and Report Forms required under the HSR Act with respect to the Merger and the other transactions contemplated hereby, and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) as promptly as practicable making all such filings and timely obtaining all such consents, permits, authorizations or approvals, (iii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Regulatory Law or by such Governmental Entity, and (iv) use reasonable best efforts to take as promptly as practicable, or cause to be taken as promptly as practicable, such other actions as may be necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law with respect to the Merger and the other transactions contemplated hereby, and to avoid or eliminate any impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date); provided that no party shall become subject to, or consent or agree to any requirement, condition, understanding, agreement or order of a Governmental Entity, unless such requirement, condition, understanding, agreement or order is binding on such party only in the event that the Closing occurs; and, provided, further, that nothing in this Agreement, or any “reasonable best efforts” standard generally, shall be deemed to require Parent to proffer to, or agree to, or to permit the Company to proffer to or agree to, with respect to assets or businesses of Parent, the Company or any of their respective Subsidiaries, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate or agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by the Company of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company to take any of the foregoing actions) or to agree to any changes (including through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate, any such assets, licenses, product lines, businesses or interests therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation, if and to the extent that any such conduct, action or agreement would be reasonably likely to result in any adverse term, condition, limitation or effect that would be material (measured on a scale relative to the Company and its Subsidiaries taken as a whole) to Parent, the Company or the Surviving Corporation (such adverse term, condition, limitation or effect a “Materially Burdensome Regulatory Condition”).

(c) Subject to applicable legal limitations and the instructions of any Governmental Entity, the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the Merger and the other transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(d) For purposes of this Agreement, “Regulatory Law” means any and all state, federal and foreign statutes, rules, regulations, Orders, administrative and judicial doctrines and other Laws requiring notice to, filings with, or the consent, clearance or approval of, any Governmental Entity, or that otherwise may cause any restriction, in connection with the Merger and the transactions contemplated thereby, including (i) the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) any Law governing the direct or indirect ownership, control or operation of any of the operations or assets of the Company and its Subsidiaries, including those relating to money transmitting or (iii) any Law with the purpose of protecting the national security or the national economy of any nation.

Section 5.7  Takeover Statute.  If any “fair price,” “moratorium,” “business combination,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Merger or the other transactions contemplated by this Agreement after the date of this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby. Nothing in this Section 5.7 shall be construed to permit Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.

Section 5.8  Public Announcements.  The Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release, employee communication or other public statement or comment prior to the issuance of such press release, communication or other public statement or comment relating to this Agreement or the transactions contemplated hereby and shall not issue any such press release, communication or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.

Section 5.9  Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, existing as of the date of this Agreement in favor of the current or former directors or officers, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect and Parent shall honor such obligations.

(b) From and after the Effective Time, Parent shall, to the fullest extent to which the Company would be permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director and officer of the Company or any of its Subsidiaries (each, together with such person’s heirs, executor or administrators, an “Indemnified Party”) against any costs or expenses (and shall advance expenses as incurred to the fullest extent permitted under applicable law provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred before the Effective Time in their capacities as officers or directors of the Company or any of its Subsidiaries or taken by them at the request or for the benefit of the Company or any of its Subsidiaries (including acts or omissions in connection with such persons serving as an officer, director, employee or other fiduciary in any entity if such service was at the request or for the benefit of the Company).

(c) Prior to the Effective Time, the Company shall purchase, and, following the Effective Time, the Surviving Corporation shall maintain, a fully pre-paid “tail” policy to the current policy of directors’ and officers’ liability insurance maintained as of the date hereof by the Company (the “Current Policy”), which tail policy shall cover a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and which tail policy shall contain no less favorable coverage (including the scope and amount thereof) as, and contain terms and conditions that are equivalent to, the coverage set forth in the Current Policy; provided that the cost thereof does not exceed 400% of the aggregate amount per annum that the Company and its Subsidiaries paid for such coverage in its last full fiscal year.

(d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Company Charter or Company By-laws or other organization documents of the Company’s Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, to the extent not otherwise occurring by operation of law, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.10  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the Conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice; and, provided, further, that the failure to give prompt notice hereunder pursuant to clause (iii) shall not constitute a failure of a Condition to the Merger set forth in Article VI except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure.

Section 5.11  Rule 16b-3.  Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12  Control of Operations.  Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.13  Certain Transfer Taxes.  Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation or Parent and expressly shall not be a liability of stockholders of the Company.

Section 5.14  Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No Order issued by Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall then be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction and then be in effect which prohibits or makes illegal the consummation of the Merger.

(c) (i) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated, (ii) those regulatory approvals set forth on Schedule 6.1(c)(i) required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, and (iii) any other Company Approvals required to be obtained for the consummation, as of the Effective Time, of the Merger and the other transactions contemplated by this Agreement, other than any Company Approvals the failure to obtain which would not, individually or in the aggregate, have a Company Material Adverse Effect, shall have been obtained (such approvals the “Requisite Regulatory Approvals”).

Section 6.2  Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true and correct as of such earlier date)

as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Parent Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect.

(b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in Section 6.2(a) and 6.2(b) have been satisfied.

Section 6.3  Conditions to Obligation of Parent and Merger Sub to Effect the Merger.  The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment or waiver of the following conditions:

(a) The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a material adverse effect, and instead, for purposes of this condition, such representations and warranties (other than the representations and warranties contained in Section 3.2(a), which shall be true and correct except to a de minimis extent relative to Section 3.2(a) taken as a whole) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Company Material Adverse Effect.

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d) No Requisite Regulatory Approval shall include any Materially Burdensome Regulatory Condition.

Section 6.4  Frustration of Closing Conditions.  Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement or failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, to the extent required by and subject to Section 5.6.

ARTICLE VII

TERMINATION

Section 7.1  Termination or Abandonment.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time,

whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Effective Time shall not have occurred on or before March 1, 2008 (provided that if, as of such date, either (x) all conditions to the Closing shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) other than the conditions set forth in Section 6.1(c)(i) and (ii), or (y) (A) any Governmental Entity of competent jurisdiction shall have entered an injunction, other legal restraint or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction, other legal restraint or Order shall not have become final and non-appealable, or (B) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has not become final and non-appealable, such date shall be extended to the earlier of (x) five (5) Business Days following the date the conditions to Closing set forth in Section 6.1(c)(i) and (ii) have been satisfied or waived, and (y) August 1, 2008 (the “End Date”), and the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the End Date;

(ii) if (A) any Governmental Entity of competent jurisdiction shall have entered an injunction, other legal restraint or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction, other legal restraint or Order shall have become final and non-appealable, or (B) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable; or

(iii) the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained.

(c) by the Company, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) cannot be cured or, if curable, is not cured within 30 days following written notice thereof to Parent.

(d) by Parent, if:

(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 to be satisfied and (ii) cannot be cured or, if curable, is not cured within 30 days following written notice thereof to the Company; or

(ii) the Board of Directors of the Company withdraws, modifies or qualifies in a manner adverse to Parent or Merger Sub, or publicly proposes to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, its Recommendation, fails to recommend to the Company’s stockholders that they give the Company Stockholder Approval or approves, endorses or recommends, or publicly proposes to approve, endorse or recommend, any Alternative Proposal (it being understood that the taking by the Company or any of its Representatives of any of the actions permitted by Section 5.3(c) shall not give rise to a right to terminate pursuant to this clause (ii)).

(e) In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreements and the provisions of Section 7.2 and ARTICLE VIII), and there shall be no other liability or obligation on the part of the Company or Parent and Merger Sub to the other except liability arising out of the provisions of Section 7.2, any willful and material breach of any of the representations, warranties or covenants in this Agreement (subject to any express limitations set forth in this Agreement), or as provided for in the Confidentiality Agreements, in which case the aggrieved party shall be entitled to all rights and remedies available at Law or in equity.

Section 7.2  Termination Fees.

(a) In the event that:

(i) (A) after the date hereof, a bona fide Alternative Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any person shall have publicly announced a bona fide intention (not subsequently withdrawn) to make an Alternative Proposal and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to (x) Section 7.1(b)(i) and at the time of such termination the Company Stockholder Approval has not been obtained, (y) Section 7.1(b)(iii) (so long as the Alternative Proposal was publicly disclosed prior to, and had not been withdrawn at least ten (10) days prior to the Company Meeting) or (z) Section 7.1(d)(i), and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Alternative Proposal within twelve (12) months of the date this Agreement is terminated (provided that for purposes of this Section 7.2(a)(i), the references to “20%” in the definition of Alternative Proposal shall be deemed to be references to “50%”); or

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii);

then in any such event under clause (i) or (ii) of this Section 7.2(a), the Company shall pay to Parent a termination fee equal to $176 million in cash (the “Termination Fee”), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(b) Any payment required to be made pursuant to clause (i) of Section 7.2(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, the transaction referred to therein (and in any event not later than two (2) Business Days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (ii) of Section 7.2(a) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 7.1(d)(ii) (and in any event not later than two (2) Business Days after delivery to the Company of notice of demand for payment), and such payment shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(c) In the event that the Company shall fail to pay the Termination Fee required pursuant to this Section 7.2 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by JPMorgan Chase Bank, National Association, in the City of New York from time to time during such period, as such bank’s prime lending rate. In addition, if the Company shall fail to pay such fee when due, the Company shall also pay to Parent all of Parent’s reasonable costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect such fee. The Company acknowledges that the fees and the other provisions of this Section 7.2 are an integral part of the Merger and that, without these agreements, Parent would not enter into this Agreement.

(d) Each of the parties hereto acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

ARTICLE VIII

MISCELLANEOUS

Section 8.1  No Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the occurrence of the Merger.

Section 8.2  Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except (x) expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) and all fees paid in respect of any HSR Act or other regulatory filing shall be borne one-half by the Company and one-half by Parent and (y) as otherwise set forth in Section 7.2.

Section 8.3  Counterparts; Effectiveness.  This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4  Governing Law.  This Agreement, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.5  Jurisdiction; Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with ARTICLE VII the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any federal or state court located in the State of Delaware, this being in addition to any other remedy which they are entitled at Law or in equity. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in any federal or state court located in the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

Section 8.6  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7  Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

     Fiserv, Inc.
     Braves Acquisition Corp.
     255 Fiserv Drive
     Brookfield, WI 53045
     Telecopy: (262) 879-5532
     Attention: Charles W. Sprague

with copies to:

     Sullivan & Cromwell LLP
     125 Broad Street
     New York, New York 10004
     Telecopy: (212) 558-3588
     Attention: Mark J. Menting
                      Matthew G. Hurd

To the Company:

     CheckFree Corporation
     4411 East Jones Bridge Road
     Norcross, GA 30092
     Telecopy: (678) 375-1150
     Attention: Laura Binion

with a copy to:

     Wachtell, Lipton, Rosen & Katz
     51 West 52nd Street
     New York, New York 10019
     Telecopy: (212) 403-2000
     Attention: Edward D. Herlihy

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address or facsimile of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8  Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of its obligations hereunder. Any attempt to make any assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Parent shall cause Merger Sub, and any assignee thereof, to perform its obligations under this Agreement and shall be responsible for any failure of Merger Sub or such assignee to comply with any representation, warranty, covenant or other provision of this Agreement.

Section 8.9  Severability.  If any provision of this Agreement or the application thereof to any person (including the officers and directors of Parent, the Company and Merger Sub) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 8.10  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreements constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except as set forth in Section 5.9, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.11  Amendments; Waivers.  At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the Nasdaq National Market or Nasdaq Global Select Market, as the case may be, require further approval of the stockholders of the Company or Parent, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company or Parent. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12  Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13  Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “the transactions contemplated hereby” or similar words or phrases appear, such words or phrases shall be deemed to be followed by the words “(but not including any arrangements, agreements or understandings to which the Company is not a party).” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14  Certain Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein:

(a) “Affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(b) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by Law or executive order to be closed.

(c) “Company Stock Plans” means the Bluegill Technologies, Inc. 1997 Stock Option Plan, the Amended and Restated Bluegill Technologies, Inc. 1998 Incentive and Non-Qualified Stock Option Plan, the Checkfree Corporation 2002 Stock Incentive Plan, the Checkfree Corporation Third Amended and Restated 1995 Stock Option Plan, the Checkfree Holdings Corporation Amended and Restated 1983 Incentive Stock Option Plan, the Checkfree Holdings Corporation Amended and Restated 1983 Nonstatutory Stock Option Plan, and the Checkfree Holdings Corporation Amended and Restated 1993 Stock Option Plan.

(d) “Contracts” means any contracts, agreements, settlements, consents, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments, obligations or arrangements, whether written or oral.

(e) “Intellectual Property” means all foreign and domestic intellectual property including without limitation all (i) trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, fictitious names, trade names, and other indicia of origin and all goodwill associated therewith and symbolized thereby; (ii) patents and inventions and discoveries, whether patentable or not; (iii) confidential information, proprietary information, trade secrets and know-how, (including without limitation processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists) (collectively, “Trade Secrets”); (iv) copyrights and works of authorship in any media (including without limitation computer software programs, source code, databases and other complications of information); and (v) all disclosures, applications and registrations for any of the foregoing; (vi) all extensions, modifications, renewals, divisions, continuations, continuations-in-part, reissues, restorations and reversions related to any off the foregoing.

(f) “IP Contract” means any material Contract concerning Intellectual Property to which the Company or any of its Subsidiaries is a party, or is bound by, other than licenses for commercial “off-the-shelf” or “shrink-wrap” software that has not been modified or customized for the Company or its Subsidiaries.

(g) “IT Assets” means the computer software, firmware, middleware, servers, systems, networks, workstations, data communications lines, and all other information technology equipment, used by the Company and its Subsidiaries.

(h) “Knowledge” means (i) with respect to Parent, the actual knowledge of the individuals listed on Section 8.14(h)(i) of the Parent Disclosure Letter and (ii) with respect to the Company, the actual knowledge of the individuals listed on Section 8.14(h)(ii) of the Company Disclosure Letter.

(i) “Orders” means any orders, judgments, injunctions, awards, stipulations, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

(j) “Parent Material Adverse Effect” means any fact, condition, circumstance, event, change, effect or occurrence that, individually or in the aggregate, prevents or materially delays or materially impairs the ability of Parent and Merger Sub to consummate the Merger on a timely basis, or would reasonably be expected to do so.

(k) “person” or “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

(l) “Subsidiary” and “Significant Subsidiary” have the meanings ascribed to such terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

(m) Each of the following terms is defined in the section set forth opposite such term:

“Action”	3.11(a)
“Affiliates”	8.14(a)
“Agreement”	Preamble
“Alternative Proposal”	5.3(g)
“ASPP”	2.3(d)
“Authorized Preferred Stock”	3.2(a)
“Book-Entry Shares”	2.2(b)(i)
“Business Day”	8.14(b)
“Cancelled Shares”	2.1(c)
“Certificate of Merger”	1.3
“Certificates”	2.2(b)(i)
“Closing”	1.2
“Closing Date”	1.2
“Code”	2.2(b)(iii)
“Company”	Preamble
“Company Approvals”	3.4(b)
“Company Benefit Plan”	3.9(a)
“Company By-laws”	3.1(a)
“Company Charter”	3.1(a)
“Company Common Stock”	2.1(b)
“Company Disclosure Letter”	Article 3
“Company Employees”	5.5(a)
“Company IP”	3.15(b)
“Company Material Adverse Effect”	3.1(c)
“Company Material Contracts”	3.19(a)
“Company Meeting”	5.4(b)
“Company Non-U.S. Benefit Plans”	3.9(e)
“Company Permits”	3.7(b)
“Company Preferred Stock”	3.2(a)
“Company Regulatory Agreement”	3.11(b)
“Company Restricted Share”	2.3(b)
“Company Rights Agreement”	3.2(a)
“Company SEC Documents”	3.5(a)
“Company Stock Option”	2.3(a)
“Company Stock Plans”	8.14(c)
“Company Stockholder Approval”	3.18
“Confidentiality Agreements”	5.2(c)
“Contracts”	8.14(d)

“control”	8.14(a)
“Conversion Number”	2.3(a)
“Current Policy”	5.9(c)
“DGCL”	1.1
“Deferred Equity Units”	2.3(e)
“Dissenting Shares”	2.1(f)
“Dissenting Stockholders”	2.1(f)
“Effective Time”	1.3
“Employment Agreements”	Recitals
“End Date”	7.1(b)(i)
“Environmental Law”	3.8(b)
“ERISA”	3.9(a)
“ERISA Affiliate”	3.9(c)
“Exchange Act”	3.4(b)
“Exchange Agent”	2.2(a)
“Exchange Fund”	2.2(a)
“Filed SEC Documents”	Article 3
“Final Date”	2.3(d)
“GAAP”	3.5(b)
“Governmental Entity”	3.4(b)
“Hazardous Substance”	3.8(c)
“HSR Act”	3.4(b)
“Indemnified Party”	5.9(b)
“Internal Controls”	3.5(d)
“Intellectual Property”	8.14(e)
“IP Contracts”	8.14(f)
“IRS”	3.9(b)
“IT Assets”	8.14(g)
“Key Employees”	Recitals
“Knowledge”	8.14(h)
“Law”	3.7(a)
“Letter of Transmittal”	2.2(b)(i)
“Lien”	3.4(c)
“Materially Burdensome Regulatory Condition”	5.6(b)
“Merger”	Recitals
“Merger Consideration”	2.1(b)
“Merger Sub”	Preamble
“New Plans”	5.5(b)
“Old Plans”	5.5(b)
“Orders”	8.14(i)
“Parent”	Preamble
“Parent Approvals”	4.2(b)
“Parent By-laws”	4.1(a)
“Parent Charter”	4.1(a)

“Parent Common Stock”	2.1(a)
“Parent Disclosure Letter”	Article 4
“Parent Filed SEC Documents”	Article 4
“Parent Material Adverse Effect”	8.14(j)
“person”	8.14(k)
“Person”	8.14(k)
“Proceeding”	3.13(a)(vi)
“Proxy Statement”	3.4(b)
“Recommendation”	3.4(a)
“Regulatory Law”	5.6(d)
“Representatives”	5.3(a)
“Requisite Regulatory Approvals”	6.1(c)(iii)
“Retention Plan”	5.5(a)
“Rights”	3.2(a)
“Sarbanes-Oxley Act”	3.5(a)
“SEC”	3.4(b)
“Securities Act”	3.5(a)
“Series A Preferred Stock”	3.2(a)
“Share”	2.1(b)
“Significant Subsidiary”	8.14(l)
“Subsidiary”	8.14(l)
“Superior Proposal”	5.3(h)
“Surviving Corporation”	1.1
“Tax”	3.13(b)
“Taxes”	3.13(b)
“Tax Return”	3.13(b)
“Termination Date”	5.1(a)
“Termination Fee”	7.2(a)
“Trade Secrets”	8.14(e)
“Warrants”	3.2(a)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

FISERV, INC.

By:	/s/ Jeffery W. Yabuki
Name: Jeffery W. Yabuki

Title:	President & CEO

BRAVES ACQUISITION CORP.

By:	/s/ Jeffery W. Yabuki
Name: Jeffery W. Yabuki

Title:	President & CEO

CHECKFREE CORPORATION

By:	/s/ Peter J. Kight
Name: Peter J. Kight

Title:	Chairman

ANNEX B

PERSONAL AND CONFIDENTIAL

August 2, 2007

Board of Directors
CheckFree Corporation
4411 East Jones Bridge Road
Norcross, GA 30092

Madame and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of CheckFree Corporation (the “Company”) of the $48.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of August 2, 2007 (the “Agreement”), by and among Fiserv, Inc. (“Fiserv”), Braves Acquisition Corp., a wholly owned subsidiary of Fiserv, and the Company.

Goldman, Sachs & Co. and its affiliates are continually engaged in investment banking and financial advisory services, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Fiserv and any of their respective affiliates or any currency or commodity that may be involved in the Transaction for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company from time to time. We also may provide investment banking and other financial services to the Company, Fiserv and their respective affiliates in the future. In connection with the above-described services we have received, and may receive, compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended June 30, 2006; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company, including their views on the risks and uncertainties associated with achieving the Forecasts. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business

B-1

combinations in the processing industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by us. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $48.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/  Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

B-2

ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

YOUR VOTE IS IMPORTANT Please vote your proxy as soon as possible. You may vote your proxy electronically, by phone or via Internet according to the instructions on the enclosed card, or sign, date and return the enclosed printed proxy card in the enclosed business reply envelope. No postage is necessary if the proxy is mailed within the United States. CHECKFREE CORPORATION SPECIAL MEETING OF STOCKHOLDERS Tuesday, October 23, 2007 9:00 a.m. (local time) 4411 East Jones Bridge Road Norcross, Georgia 30092 CheckFree Corporation 4411 East Jones Bridge Road
Norcross, Georgia 30092 proxy This proxy is solicited by the Board of Directors for use at the Special Meeting of Stockholders on October 23, 2007. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” adoption of the Merger Agreement and “FOR” approval to adjourn or postpone the Special Meeting. By signing the proxy, you revoke all prior proxies and appoint Peter J. Kight, David E. Mangum, and Curtis A. Loveland, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Special Meeting and all adjournments. If you have any questions or need assistance in voting, please call D. F. King & Co., Inc. toll-free at 1-800-859-8509. Stockholders calling from outside the U.S. and Canada may call 1-212-269-5550. IMPORTANT — This Proxy is continued and must be signed on the reverse side.

COMPANY # There are three ways to vote your Proxy Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK HHH EASY HHH IMMEDIATE · Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (Noon CT) on October 22, 2007. · Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Follow the simple instructions the voice provides you. VOTE BY INTERNET — http://www.eproxy.com/ckfr/ — QUICK HHH EASY HHH IMMEDIATE · Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (Noon CT) on October 22, 2007. · Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to CheckFree Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873. If you vote by Phone or Internet, please do not mail your Proxy Card 3 Please detach here 3 The Board of Directors Recommends a Vote FOR Items 1 and 2. 1. Adoption of the Agreement and Plan of Merger, dated as of August 2, 2007, For Against            Abstain among Fiserv, Inc., Braves Acquisition Corp. and CheckFree Corporation, as it may be amended from time to time. 2. Adjournment or postponement of the Special Meeting to a later date or time, For Against            Abstain if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment or postponement to approve the merger agreement. In their discretion, the proxies are entitled to vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2. Address Change? Mark Box            Indicate changes below: Date___ Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.